Exhibit 4.3

Execution Version

ALPHA 2 B.V.

as Issuer

8.750% / 9.500% Senior PIK Toggle Notes due 2023

INDENTURE

Dated as of May 30, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

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-ii-

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EXHIBITS
EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate to Be Delivered in Connection with Transfers to Institutional Accredited Investors
EXHIBIT E	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of May 30, 2018, as amended or supplemented from time to time (this “Indenture”), between Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch Chamber of Commerce under number 66937442 (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”).

Recitals

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the entities and assets comprising Atotech pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Share Purchase Agreement, dated as of October 6, 2016, among Total Holdings Europe, Total Gestion USA, the Issuer and the other parties party thereto, together with all exhibits and schedules thereto and as amended through the Issue Date.

“Acquisition Transactions” means the Acquisition and related transactions.

“Additional Opco Notes” means any additional Opco Notes issued pursuant to the Opco Notes Indenture (excluding, for the avoidance of doubt, the Existing Opco Notes).

“Additional Notes” means one or more series of additional Notes (other than the Initial Notes, any increases thereof as a result of a PIK Payment with respect to the Initial Notes and any PIK Notes issued in a PIK Payment with respect to the Initial Notes) issued under this Indenture in accordance with Sections 2.1, 2.2 and 3.3, whether or not they bear the same CUSIP number as the Initial Notes.

“Adjusted Cash” means the amount of unrestricted cash after giving effect to unrealized gains and losses under (and as determined by) any Swap Contracts in place at the time of determination (but only with respect to the then-elapsed portion of the current monthly or quarterly (as applicable under the relevant Swap Contract) calculation period thereunder).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or additional paying agent.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, as calculated by the Issuer, the greater of:

(1) 1% of the then-outstanding principal amount of the Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of the Note at June 1, 2019, in the case of the Initial Notes, or at such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes, in each case, as set forth in Section 5.1(a), plus (ii) all required interest payments due on the Note through June 1, 2019, in the case of the Initial Notes, or through such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes (excluding accrued but unpaid interest to (but not including) the Redemption Date), in the case of each of clauses (i) and (ii) above, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the then-outstanding principal amount of the Note.

The Trustee shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary, or

(2) the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer in compliance with Section 4.1 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 3.4 or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to $20.0 million;

(e) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale or transfer of accounts receivable, or participations therein, and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Issuer;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Issuer and the Restricted Subsidiaries of the Issuer;

(n) any Sale/Leaseback Transaction with respect to property acquired or built after the Opco Issue Date by the Issuer or any of its Restricted Subsidiaries; provided that such sale is for at least Fair Market Value;

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under Sections 3.7(b), (c), (d), (e) and (f)) dispositions necessary or advisable (as determined by the Issuer in good faith) in order to consummate any acquisition of any Person, business or assets;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(t) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets; and

(v) any dispositions in connection with the Transactions.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Atotech” means Atotech B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam and registered with the Dutch chamber of commerce under number 30128915.

“Bankruptcy Law” means, any bankruptcy, insolvency, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, receivership, judicial management, reorganization or other similar law, statute, rule, regulation or provision of any applicable jurisdiction (including any applicable foreign jurisdiction), including Title 11, United States Code and any similar Federal, state or foreign law for the relief of debtors and also including the Dutch Tax Collection Act (Invorderingswet 1990).

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or operating lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS.

“Cash Capped Grower Amount” means the greater of (x) $295.0 million and (y) 100% of Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars, Japanese yen, pounds sterling, RMB, euros or the national currency of any participating member state of the European Union (as it is constituted on the Opco Issue Date) and other currencies held by a Holdings Entity or Subsidiaries in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the Issue Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(8) investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities and merchant services.

“Change of Control” means the occurrence of any of the following events:

(i) any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of more than 50% of the Voting Stock (measured by reference to voting power) of the Issuer (determined on a fully diluted basis);

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(iii) at any time, the Issuer beneficially owns, directly or indirectly, less than 100% of the issued and outstanding Voting Stock of Alpha 3 B.V. or any successor thereto (except to the extent Alpha 3 B.V. or such successor is merged with or into the Issuer in accordance with the terms of this Indenture), provided that, in no case shall a Change of Control that has occurred as a result of clauses (1) or (2) above be deemed to have occurred if such Change of Control is also a Specified Change of Control Event.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer of the Issuer.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case (other than with respect to clauses (k), (l) and (n) below) to the extent deducted and not added back in calculating such Consolidated Net Income (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(e) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of the Issuer or any of the Permitted Holders, in each case, to the extent permitted under Section 3.8; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus

(g) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities that were not already excluded in calculating such Consolidated Net Income; plus

(j) restructuring charges; accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with the Acquisition Transactions and any other acquisitions; start-up costs (including entry into new market/channels and new service offerings); costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees; integration and transaction costs; retention charges; severance; contract termination costs; recruiting and signing bonuses and expenses; future lease commitments; systems establishment costs; systems, facilities or equipment conversion costs; excess pension charges and consulting fees; expenses attributable to the implementation of costs savings initiatives; costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” (or similar pro forma non-IFRS measures) as set forth in footnote (3) in the section entitled “Summary—Summary historical consolidated and unaudited pro forma condensed consolidated financial information and other data” in the Opco Offering Memorandum to the extent adjustments of such nature continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Basis”; plus

(m) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus

(n) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby;

(2) decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Issue Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net cash or realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of IAS 21 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if they were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $2.0 million in any fiscal quarter.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with IFRS, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and all discounts, commissions, fees and other charges associated with any Receivables Financing); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with IFRS and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges, in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Acquisition Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Acquisition Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Opco Issue Date), will be excluded;

(b) all (i) charges and expenses relating to the Acquisition Transactions, (ii) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized foreign currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Swap Contracts for currency exchange risk) will be excluded;

(h) (i) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period and (ii) the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Acquisition Transactions or any acquisition consummated before or after the Opco Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to IFRS, and the amortization of intangibles arising from the application of IFRS will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Acquisition Transactions within 24 months after the Opco Issue Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(t) non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Opco Issue Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under Section 3.4(a)(C) and without duplication of provisions under Section 3.4(a)(C) with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause (v));

(w) any Initial Public Company Costs will be excluded; and

(x) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (x) above if any such item individually is less than $2.0 million in any fiscal quarter.

For the purpose of Section 3.4 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 3.4(a)(C)(5) or 3.4(a)(C)(6).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (including deferred tax assets (without reducing such deferred tax assets by deferred tax liabilities), and less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, indemnification assets in connection with the Acquisition Transactions, trade names, trademarks, patents, unamortized debt discount and expense, investments, and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with IFRS, determined on a Pro Forma Basis.

“Consolidated Secured Indebtedness” means Consolidated Total Indebtedness of the Issuer that is not subordinated in right of payment to the Notes and that is (i) secured by a Lien on the Collateral (as defined in the Senior Credit Agreement) or (ii) in an amount in excess of $100.0 million (in the aggregate for all such Indebtedness) and secured by a Lien on any asset or property of the Issuer or any Restricted Subsidiary.

“Consolidated Senior Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Secured Indebtedness as of such date minus (y) the amount of Adjusted Cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (24) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (6) thereof in respect of Indebtedness Incurred under clause (b)(i)(y) of Section 3.3) as provided in the final paragraph of such definition any calculation of Consolidated Secured Indebtedness for purposes of clause (x) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition. For purposes of calculating the Consolidated Senior Secured Net Debt Ratio with respect to any revolving Indebtedness Incurred under the Consolidated Senior Secured Net Debt Ratio, the Issuer may elect, at any time (which election may not be changed with respect to such revolving Indebtedness), to either (x) give pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Consolidated Senior Secured Net Debt Ratio component of any provision hereunder, or (y) give pro forma effect to the Incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to Incur the amounts committed to under such Indebtedness will be subject to the Consolidated Senior Secured Net Debt Ratio (to the extent being Incurred pursuant to such ratio) at the time of each such Incurrence. The Issuer hereby elects that on the Issue Date, the entire committed amount of the revolving portion of the Senior Credit Agreement on the Issue Date shall be deemed to have been Incurred under clause (b)(i)(x)(2) of Section 3.3 and not under the Consolidated Senior Secured Net Debt Ratio.

“Consolidated Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Consolidated Total Indebtedness” means all Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding surety bonds, performance bonds or other similar instruments), (1)(d) (but solely in respect of the amount of outstanding Indebtedness of the type described in (1)(d) that is in excess of $5.0 million) and (2) (in respect of Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (1)(d) (but solely in respect of the amount of Indebtedness of the type described in (1)(d) that is in excess of $5.0 million)) of the definition of “Indebtedness”, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services and any Receivables Financing and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Indebtedness.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuer as of such date minus (y) the amount of Adjusted Cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Issuer or any other Restricted Subsidiary to its capital) after the Opco Issue Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreement and (ii) whether or not the Senior Credit Agreement remains outstanding, if designated by the Issuer to be included in this definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Data Download Program” means the interactive electronic interface made available by the Board of Governors of the Federal Reserve System or any successor information system.

“Default” means any event which is, or after notice or the passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in Global Note” or the “Schedule of Increases or Decreases in Temporary Regulation S Global Note” (as applicable) attached thereto.

“Depositary” means DTC, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer (x) that is prohibited by applicable law from providing a Guarantee, (y) that would require any consent, approval, license or authorization from any governmental authority to provide a Guarantee unless such consent, approval, license or authorization has been received or (z) that would be required to make any payment that is excessive (in the good faith determination of the Issuer) to any governmental authority to provide a Guarantee, unless such payment has been made. It is understood and agreed that the Issuer’s Restricted Subsidiaries organized under the laws of China are, as of the Issue Date, Designated Non-Guarantor Subsidiaries (and the only Designated Non-Guarantor Subsidiaries).

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Excluded Equity), that is issued after the Opco Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by any Holdings Entity or any other direct or indirect parent of the Issuer) and excluded from the calculation set forth in Section 3.4(a)(C).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case, prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Equity Contribution” means the equity contributions to the Issuer made, either directly or indirectly, by the Sponsor in order to provide the Issuer with capital, when taken together with the proceeds of the Initial Notes, and the borrowings under the Senior Credit Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale on or after the Issue Date of Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or a successor form thereto;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by the Issuer in good faith.

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Issuer after the Opco Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, or that are utilized to make a Restricted Payment pursuant to Section 3.4(b)(ii). Excluded Contributions will be excluded from the calculation set forth in Section 3.4(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Subsidiary or a direct or indirect parent of the Issuer), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 3.4(b)(iv)(a) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 3.4(b)(xiii)(b) and (iv) the Equity Contribution.

“Exempted Indebtedness” means, as of any particular time, all then-outstanding Indebtedness of the Issuer and Principal Property Subsidiaries incurred after the Opco Issue Date and secured by any mortgage, security interest, pledge or lien other than those permitted by Section 3.5(b).

“Existing Opco Notes” means the $425,000,000 in aggregate principal amount of Opco Notes issued on the Opco Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables

Financing, unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with, or in connection with, the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt and in part pursuant to one or more clauses of Section 3.3(b) (other than in respect of clause (xv) of Section 3.3(b)) as provided in Section 3.3(c), any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of such definition.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Fixed IFRS Date” means the Opco Issue Date after giving effect to the application of IFRS 16 as such standard is constituted as of the Opco Issue Date (notwithstanding that IFRS 16 is not mandatorily applicable as of the Opco Issue Date); provided that at any time and from time to time after the Opco Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed IFRS Date to be the date specified in such notice, and upon such notice, the Fixed IFRS Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed IFRS Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Net Tangible Assets,” “Consolidated Total Assets,” “Consolidated Secured Indebtedness,” “Consolidated Senior Secured Net Debt Ratio,” “Consolidated Total Net Debt Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed IFRS Term; provided further that for all purposes under this Indenture, the Issuer hereby elects that “Fixed IFRS Terms” shall give effect to the application of IFRS 16 as such standard is constituted as of the Opco Issue Date (notwithstanding that IFRS 16 is not mandatorily applicable as of the Opco Issue Date).

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

“Global Note Legend” means the legend set forth in Section 2.1(c) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes in accordance with the provisions of this Indenture.

“Guarantors” means, collectively, each Restricted Subsidiary of the Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Holdco Credit Agreement” means any credit agreement under which the Issuer is a borrower or co-borrower, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 3.3 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings Entity” means Atotech UK Topco Limited, a private limited company incorporated in England and Wales, so long as the Issuer is a Wholly Owned Subsidiary of Atotech UK Topco Limited, or any other entity of which the Issuer is a Wholly Owned Subsidiary.

“IAI Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes resold to IAIs.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on the Fixed IFRS Date (for purposes of Fixed IFRS Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that at any date after the

Opco Issue Date, the Issuer may make an irrevocable election to establish that IFRS shall mean IFRS as in effect on a date that is on or prior to the date of such election, provided further that the Issuer may at any time elect by written notice to the Trustee to use GAAP in lieu of IFRS for financial reporting purposes and, upon any such notice, references herein to IFRS shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, GAAP as in effect on the date specified in such notice (for purposes of the Fixed IFRS Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, IFRS as defined in the first sentence of this definition prior to the provisos. All ratios and computations based on IFRS contained in this Indenture shall be computed in conformity with IFRS.

“Incremental Term Loans” means the incremental term loans in an aggregate principal amount of $200,000,000 borrowed under the Senior Credit Agreement on the Issue Date.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, (d) in respect of Capitalized Lease Obligations or (e) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness shall be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” (x) shall include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under IFRS as in effect on the Opco Issue Date in accordance with the Fixed IFRS Terms and (y) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Issuer and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or

(x) Capital Stock (other than Disqualified Stock and Preferred Stock).

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $300,000,000 in aggregate principal amount of 8.750% / 9.500% Senior PIK Toggle Notes due 2023 of the Issuer issued under this Indenture on the Issue Date.

“Initial Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange); provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange) shall not constitute Initial Public Company Costs.

“Initial Purchasers” means J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Bank plc and Nomura Securities International, Inc., with respect to the offer and sale of the Initial Notes, and such other initial purchasers party to future purchase agreements entered into in connection with an offer and sale of any Additional Notes.

“Interest Payment Date” means, in the case of the Initial Notes, June 1 and December 1 of each year, commencing on December 1, 2018 and, in the case of any Additional Notes, such interest payment dates as may be designated by the Issuer in accordance with the provisions of Section 2.2 hereof and, in each case, ending at the Stated Maturity of the Notes.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person and (ii) investments that are required by IFRS to be classified on the balance sheet of the Issuer in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Issuer and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary,” Section 3.4 and Section 3.14:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 3.4 and otherwise determining compliance with Section 3.4) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment, and shall be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“Issue Date” means May 30, 2018.

“Issuer” has the meaning set forth in the preamble hereto.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“JV Distributions” means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by the Issuer or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Opco Issue Date through the end of the fiscal quarter most recently ended immediately prior to such date for which financial statements are internally available; provided that the Issuer or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Management Agreements” means those certain services agreements or monitoring agreements between the Issuer or any of its Affiliates, on the one hand, and the Sponsor, on the other hand entered into in connection with the Acquisition, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not more disadvantageous to the Holders in any material respect than the applicable services agreement or monitoring agreement entered into in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Swap Contracts in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Swap Contracts in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes (including any increases in principal amount thereof as a result of a PIK Payment), any Additional Notes and any PIK Notes issued in a PIK Payment, treated as a single class of securities except as otherwise provided in Section 2.2 and Section 9.2(a). Unless the context requires otherwise, references to the “principal” or “principal amount” of Notes or of the Notes of any series for all purposes of this Indenture include any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment or outstanding Notes of such series (including PIK Notes) as a result of a PIK Payment with respect to the Notes of such series, as applicable.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum related to the offering of the Initial Notes, dated May 24, 2018.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Director, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of any direct or indirect parent, general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent or the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or any direct or indirect parent of the Issuer by an Officer of the Issuer or such parent entity that meets the requirements set forth in this Indenture.

“Opco Issue Date” means January 31, 2017.

“Opco Notes” means the 6.250% Senior Notes due 2025 issued by Alpha 3 B.V. and Alpha US Bidco, Inc.

“Opco Notes Indenture” means the indenture, dated January 31, 2017, pursuant to which the Existing Opco Notes were issued, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted), replaced or refunded in whole or in part from time to time.

“Opco Offering Memorandum” means the offering memorandum related to the Existing Opco Notes.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear or Clearstream).

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that (1) such purchase and sale or exchange must occur within 90 days of each other and (2) any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Holders” means each of (a) the Sponsor, (b) managers and members of management of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests in the Issuer (or such Permitted Parent (other than clause (c) of the definition thereof)), (c) any other beneficial owner in the common equity of the Issuer (or such Permitted Parent (other than clause (c) of the definition thereof)) as of the Issue Date, (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which any of the Persons described in clauses (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a), (b) and (c), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group, and (e) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (2) a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment by the Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or under Section 3.4;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $10.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization by the Issuer or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 3.3(b)(x);

(11) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 9.00% of Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 13.50% of Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(b) (except transactions described in clause (ii), (iii), (iv), (viii), (ix), (xiii) or (xiv) of Section 3.8(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Issuer or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case, in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 4.1 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) repurchases of the Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 3.3, and Obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(25) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 6.75% of Consolidated Net Tangible Assets; provided that the Investments permitted pursuant to this clause (25) may be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to Section 3.4(a)(C);

(26) the Acquisition Transactions (including payment of the purchase consideration under the Acquisition Agreement);

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case, in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Issuer, the Issuer or any Subsidiary of the Issuer in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Issuer, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations as determined without giving effect to the application of IFRS 16) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 3.4;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted; and

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which the Issuer or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by IFRS) or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by IFRS, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property, or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i) or (iv) of Section 3.3(b) and obligations secured ratably thereunder; provided that, in the case of Section 3.3(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(7) Liens of the Issuer or any of the Guarantors existing on the Issue Date (other than Liens Incurred to secure Obligations under the Senior Credit Agreement);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer, and any assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Issuer at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Issuer or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary, a Person other than the Issuer or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer or any Restricted Subsidiary, and any assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Issuer or any Restricted Subsidiary, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Restricted Subsidiary permitted to be Incurred in accordance with Section 3.3;

(11) Liens securing Swap Contracts Incurred in compliance with Section 3.3;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or consignments entered into by the Issuer and the Guarantors in the ordinary course of business;

(15) Liens in favor of the Issuer or any of its Restricted Subsidiaries;

(16) (i) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to clause (iv), (v), (vi) or (vii) of Section 6.1 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in clauses (x) and (xxiii) of Section 3.3(b));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9), (11), (24) or (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (11), (24) or (25) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including unpaid accrued interest and the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith, related to such refinancing, refunding, extension, renewal or replacement, and (z) any amounts incurred under this clause (23) as refinancing indebtedness of clause (25) of this definition shall reduce the amount available under such clause (25);

(24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to Section 3.3; if, at the time of any Incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto, the Consolidated Senior Secured Net Debt Ratio would not exceed 4.50 to 1.00;

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $100.0 million and (y) 9.00% of Consolidated Net Tangible Assets, at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of Section 3.3(b);

(27) Liens on equipment of the Issuer or any Guarantor granted in the ordinary course of business to the Issuer’s or such Guarantor’s client at which such equipment is located;

(28) Liens created for the benefit of (or to secure) all of the Notes or the related Guarantees;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Issuer or any of the Guarantors granted in the ordinary course of business;

(36) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness Incurred in accordance with clause (xx) of Section 3.3(b);

(37) Liens disclosed by the title insurance policies delivered on or subsequent to the Opco Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights, including any security interest or right of set off in favor of Dutch banks arising from their general banking conditions (algemene bankvoorwaarden);

(39) (a) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(48) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement to the extent such Indebtedness is Incurred in compliance with Section 3.3; and

(49) for purposes of cash management arrangements among the Issuer and its Restricted Subsidiaries, Liens Incurred to secure back-to-back reimbursement obligations for working capital enhancement or other similar arrangements, the aggregate principal amount of which obligations or arrangements do not exceed $100.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (6) or (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Parent” means (a) any direct or indirect parent of the Issuer so long as a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof holds 50% or more of the Voting Stock of such direct or indirect parent of the Issuer, (b) any Holdings Entity, so long as such entity constitutes a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b), (c) or (d) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“PRC” means the People’s Republic of China.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Private Placement Legend” means the legend set forth in Section 2.1(d) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Net Tangible Assets and Consolidated Total Assets, of any Person and its Restricted Subsidiaries as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other

Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer or a direct or indirect parent of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” as set forth in footnote (2) (in the case of the Offering Memorandum or (3) (in the case of the Opco Offering Memorandum) in the section entitled “Summary—Summary historical and pro forma financial information and other data” in the Offering Memorandum or Opco Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer (or any successor thereto) or of any direct or indirect parent of the Issuer) and are reasonably anticipated to be realized within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add-back, exclusion or otherwise, for such period.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Issuer and its Restricted Subsidiaries,

(2) all sales of accounts receivable and related assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables

Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries or a direct or indirect parent of the Issuer and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Initial Notes, May 15 and November 15 (whether or not a Business Day) and, in the case of any Additional Notes, such record date (whether or not a Business Day) as may be designated by the Issuer in accordance with the provisions of Section 2.2, in each case, next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or Permanent Regulation S Global Note, as applicable, in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than income taxes), required to be paid by a Holdings Entity or any other direct or indirect parent of the Issuer by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer), or being a holding company parent of the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer or receiving dividends from or other distributions in respect of the Capital Stock of the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer, or having guaranteed any obligations of the Issuer or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Issuer or any of its Subsidiaries is permitted to make payments to any parent entity pursuant to Section 3.4, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Issuer or any Subsidiary thereof.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to Persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, the comparable period of 40 consecutive days.

“Restricted Property” means (a) any manufacturing facility, or portion thereof, owned or leased by the Issuer or any of its Subsidiaries and located within the continental United States, which, in the opinion of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, is of material importance to the business of the Issuer and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 5.0% of Consolidated Net Tangible Assets, or (b) any shares of capital stock of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing such as quality assurance, engineering, maintenance, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“RMB” means the currency of the PRC.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the credit agreement entered into on January 31, 2017 among the Issuer, Alpha 3 B.V., Alpha US Bidco, Inc., the guarantors from time to time party thereto, the financial institutions named therein and Barclays Bank PLC, as Administrative Agent, as described under “Description of other indebtedness—Senior secured credit facilities” in the Offering Memorandum, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 3.3 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by Atotech on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which Atotech is engaged following the Acquisition on the Issue Date.

“Specified Change of Control Event” means a Change of Control pursuant to clause (1) or (2) of the definition of “Change of Control” immediately after the completion of which, and for the 90 days immediately thereafter, the Consolidated Total Net Debt Ratio of the Issuer is less than 3.50 to 1.00; provided that, for purposes of calculating such Consolidated Total Net Debt Ratio for such 90-day period for purposes of this definition, Consolidated EBITDA shall be the same Consolidated EBITDA as is used to calculate such ratio at the time of completion of such Change of Control.

“Specified Consolidated Total Net Debt Ratio” means 5.00 to 1.00.

“Specified Sponsor Overfunding Amount” means $100.0 million as reduced from time to time when applied in accordance with Section 3.4(b)(vii)(B).

“Sponsor” means (1) Carlyle Partners VI Cayman Holdings, L.P., (2) Gamma Holding Company Limited, (3) CEP IV Participations s.á r.l. SICAR and (4) one or more investment funds advised, managed or controlled by the foregoing and, in each case (whether individually or as a group), Affiliates of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with IFRS.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A hereof bearing the Global Note Legend, the Private Placement Legend, and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(e).

“TIA” means the U.S. Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total” means Total Holdings Europe and its Subsidiaries, after giving effect to the Acquisition Transactions.

“Transactions” means the offering of the Initial Notes, the entry into and the borrowings under the Incremental Term Loans and the use of proceeds therefrom and from the offering of the Initial Notes as described in the Offering Memorandum and related transactions.

“Treasury Rate” means the yield to maturity as of the date of the relevant redemption notice of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of such redemption notice to June 1, 2019, in the case of the Initial Notes, or such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes; provided, however, that if the period from such date June 1, 2019, or such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” has the meaning set forth in the preamble hereto.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer pursuant to Section 3.14; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“actual knowledge”	7.2(g)
“accredited investors”	2.2
“Additional Amounts”	2.15
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)
“Applicable Amount”	Exhibit A
“Asset Sale Offer”	3.7(d)
“Auditor”	3.2(a)(i)
“Authentication Order”	2.2
“Average Liquidity Amount”	Exhibit A
“Cash Interest”	Exhibit A
“Cash Interest Amount”	Exhibit A
“Cash Interest Percentage”	Exhibit A
“Certain Capital Markets Debt”	3.11
“Change in Tax Law”	5.9(b)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“covenant defeasance option”	8.1(b)
“Covenant Suspension Event”	3.15(a)
“Determination Date”	Exhibit A
“Defaulted Interest”	2.12
“DTC”	2.1(c)
“Election Date”	3.5(b)
“ERISA”	2.1(c) and (d)
“Event of Default”	6.1

Term	Defined in Section
“Excess Proceeds”	3.7(d)
“FATCA”	2.15(v)
“Final Maturity Date”	Exhibit A
“Foreign Disposition”	3.7(c)
“Guarantor Obligations”	10.1(a)
“IAIs”	2.2
“Increased Amount”	3.5(e)
“Initial Interest Determination”	Exhibit A
“Initial Interest Determination Notice”	Exhibit A
“legal defeasance option”	8.1(b)
“Liquidity Amount”	Exhibit A
“Minimum Liquidity Provision”	Exhibit A
“Minimum Liquidity Threshold”	Exhibit A
“Maximum Fixed Repurchase Price”	13.1(b)
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Paying Agent”	2.3
“Payor”	2.15
“Permitted Debt”	3.3(b)
“PIK Notes”	2.1(b)
“PIK Interest”	Exhibit A
“PIK Interest Percentage”	Exhibit A
“PIK Payment”	2.1(b)
“Pro Forma Liquidity Amount”	Exhibit A
“Purchase Date”	5.8(a)
“Qualified Reporting Subsidiary”	3.2(e)
“Ratio Debt”	3.3(a)
“Redemption Date”	5.4
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock”	3.4(b)(ii)(a)
“Registrar”	2.3
“Relevant Taxing Jurisdiction”	2.15
“Required Currency”	12.4
“Resale Restriction Termination Date”	2.1(d) and (e)
“Restricted Payments”	3.4(a)
“Retained Declined Proceeds”	3.7(f)
“Retired Capital Stock”	3.4(b)(ii)(a)
“Reversion Date”	3.15(b)
“Similar Laws”	2.1(d) and (e)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Subsequent Determination Date”	Exhibit A

Term	Defined in Section
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(i)(A)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Taxes”	2.15
“Tax Redemption Date”	5.9
“Total Leverage Excess Proceeds”	3.7(e)
“Transaction Agreement Date”	13.1(a)
“Unpaid Amount”	3.4(b)(ii)(c)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS or GAAP, if applicable;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and (ii) Secured Indebtedness shall not be deemed to be subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) any references in this Indenture or the Notes to a deemed Initial Interest Determination shall constitute an Initial Interest Determination made by the Issuer;

(j) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k) “$,” “dollars” and “U.S. dollars” each refer to U.S. dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

The Notes

SECTION 2.1. Form and Dating; Terms.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are hereby expressly incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuer, and required by law, stock exchange rule, agreements to which the Issuer are subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $200,000 and integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(b) If the Issuer is entitled to pay PIK Interest in respect of the Notes, the Issuer may elect (subject to the restrictions contained in the Notes), without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth under Section 3.3), to pay the applicable amount of PIK Interest (in accordance with the requirements contained in the Notes) for such Interest Period in respect of each outstanding Note on the Interest Payment Date in respect of such Interest Period by (i) increasing the outstanding principal amount of Notes by an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar), and, upon receipt of a Company Order, an adjustment shall be made by the Trustee to reflect such increase, with respect to Global Notes, in the “Schedule of Increases or Decreases in Global Note” or the “Schedule of Increases or Decreases in Temporary Regulation S Global Note” (as applicable), or (ii) issuing additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes with respect to which such PIK Notes are being issued as PIK Interest in an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar) (in each case of (i) and (ii), a “PIK Payment”). The Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as a PIK Payment with respect thereto) and any Additional Notes of the same series (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as a PIK Payment with respect to such Additional Notes) subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to the “principal” or “principal amount” of Notes or of the Notes of any series for all purposes of this Indenture includes any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment or outstanding Notes of such series (including PIK Notes) as a result of a PIK Payment with respect to the Notes of such series, as applicable. Interest for the first Interest Period commencing on the Issue Date, for the last Interest Period concluding on the Stated Maturity of the Notes and in connection with any redemption or repurchase shall be payable entirely in cash. If the Issuer is permitted to pay PIK Interest for any Interest Period and desires to pay PIK Interest for such Interest Period, the Issuer must comply with the procedures and notice requirements contained in the Notes.

(c) The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(d) Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE

ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(e) The Temporary Regulation S Global Note shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Members of, or Participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Notwithstanding anything to the contrary contained herein, any notice to be delivered to the Depositary (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuer in accordance with the applicable procedures of the Depositary.

(f) Each Note shall bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). HOLDERS SHOULD CONTACT OUR CHIEF FINANCIAL OFFICER, VICE PRESIDENT-FINANCE AT ERASMUSSTRASSE 20, 10553 BERLIN, GERMANY FOR INFORMATION REGARDING: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

SECTION 2.2. Form of Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall (a) authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) PIK Notes as set forth in Section 2.1(b) and (iii) subject to compliance with Section 3.3, one or more series of Additional Notes for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A hereto) in an unlimited amount, in each case upon written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 3.3 and (b) record increases in the principal amount of the Notes to reflect a PIK Payment upon receipt of a Company Order. In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes (or PIK Notes issued as a PIK Payment in respect thereof) or Additional Notes (or PIK Notes issued as a PIK Payment in respect of such Additional Notes) and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be held by the Trustee as Notes Custodian.

The Issuer shall have the right to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as the result of a PIK Payment thereon) will constitute a different series of Notes from the Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as the result of a PIK Payment thereon). Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as the result of a PIK Payment thereon) unless otherwise designated by the Issuer. Except as otherwise provided in Section 9.2(a), the Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as the result of a PIK Payment thereon), if any, and any Additional Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Interest with respect to such Additional Notes) issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter. The Issuer shall also have, subject to the provisions of Section 9.2(a), the right to vary the application of the provisions of this Indenture to any series of Additional Notes.

The Initial Notes and any Additional Notes shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as the result of a PIK Payment thereon) and Additional Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Interest with respect to such Additional Notes) may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3) and (7) under the Securities Act) who are not QIBs (“IAIs”) in accordance with Rule 501 of the Securities Act in accordance with the procedures described herein.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

SECTION 2.3. Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange and, upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of such register to enable them to maintain a register of the Notes at its registered offices. In the event of a conflict between any register maintained by the Issuer and the register maintained by the Registrar, the register maintained by the Registrar shall prevail. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fail to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoint the Trustee as Registrar and Paying Agent and to act as Notes Custodian with respect to the Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require a Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, such Paying Agent (if other than the Issuer or a Restricted Subsidiary) shall have no further liability for the money delivered to the Trustee. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or insolvency of the Issuer, the Trustee shall automatically be the Paying Agent.

SECTION 2.5. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except, as a whole, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, only (i) if the Issuer delivers to the Trustee written notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that is it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) if the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Temporary Regulation S Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) upon request of Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes. In any such case, the Issuer shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of its interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and the Depositary jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or Section 2.6(c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Temporary Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Temporary Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(i) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee shall take delivery in the form of a beneficial interest in the Temporary Regulation S Global Note or the Permanent Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel of (or on behalf of) the holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Temporary Regulation S Global Note to Definitive Notes. Notwithstanding Section 2.6(c)(i)(A) and Section 2.6(c)(i)(C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel of (or on behalf of) the holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(y) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel of (or on behalf of) the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Sections 2.6(d)(ii)(A) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Issuer so requests, a certification and/or Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A) the Registrar receives the following:

(y) if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests, an Opinion of Counsel of (or on behalf of) the Holder or the Issuer (except in the case the Issuer so requests) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Temporary Regulation S Global Note.

(i) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Temporary Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii) During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (A) to the Issuer, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the

United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iii) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note shall be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to the Depositary of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Trustee shall cancel the corresponding Temporary Regulation S Global Note. The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(iv) Notwithstanding anything to the contrary in this Section 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(g) Private Placement Legend.

(i) Except as permitted by subparagraph (ii) below, each Restricted Global Note and each Restricted Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(ii) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(h) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9, 5.7, 5.8 and 9.4).

(iii) [Reserved].

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the delivery of a notice of redemption of Notes and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee, the Issuer nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(xi) Affiliates of the Issuer, including investment funds affiliated with the Sponsor, may acquire, hold and dispose of the Notes and exercise voting, consent and other similar rights with respect to such Notes (subject to the express restrictions contained in this Indenture).

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Issuer (with respect to the Issuer) to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuer.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuer or any Affiliate of the Issuer holds the Note.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the requisite majority of outstanding Notes have concurred in any request, demand, authorization, direction, notice, waiver or consent (other than in respect of any action pursuant to Section 9.2(a), which requires the consent of each Holder of an affected Note), Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, waiver or consent, only Notes which a Trust Officer actually knows to be owned by the Issuer or any Affiliate of the Issuer shall be considered as not outstanding. Upon request of the Trustee, the Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act and the Trustee), and upon the written request of the Issuer, the Trustee shall deliver copies of such canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than ten days prior to the Special Interest Payment Date and not less than ten days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date and shall, or at the written request and in the name and expense of the Issuer, the Trustee shall, cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP or ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers. A separate CUSIP or ISIN number will be issued for any Additional Notes, unless the Initial Notes and such Additional Notes are treated as “fungible” for U.S. federal income tax purposes.

SECTION 2.14. Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.15. Additional Amounts.

All payments made by or on behalf of the Issuer or any Guarantor (if any) or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Notes or any Guarantee (if any) will be made without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other similar governmental charge (collectively, “Taxes”) unless such withholding or deduction is required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(a) any jurisdiction from or through which payment on the Notes or any Guarantee (if any) is made by or on behalf of such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(b) any other jurisdiction in which such Payor is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,

(each of clauses (a) and (b), a “Relevant Taxing Jurisdiction”) will at any time be required from any payments made with respect to the Notes or any Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Notes or the Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(i) any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant Holder, if such Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Notes or the receipt of any payment or exercise of any right in respect thereof;

(ii) any Taxes that would not have been so imposed or levied if the Holder of the Note had, to the extent legally entitled to do so, complied with a reasonable request in writing of the Payor (at least 30 days before any such Tax would be payable to the Relevant Taxing Jurisdiction) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, identification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or official administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes);

(iii) any Taxes that are payable otherwise than by deduction or withholding from a payment on the Notes or any Guarantee;

(iv) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(v) any Taxes payable under Sections 1471 through 1474 of the Code, as of the date of the Offering Memorandum (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant thereto, and any intergovernmental agreements implementing the foregoing (including any legislation or other official guidance relating to such intergovernmental agreements) (“FATCA”);

(vi) any Tax payable by or on behalf of, a holder of a Note who is liable for such Taxes due to it (i) being a (deemed) tax resident of, or otherwise being connected to, a low-tax jurisdiction or a jurisdiction included in the EU list of non-cooperative jurisdictions for purposes of any Dutch tax law codified pursuant to the policy intentions described in item N151 on page 67 of the Dutch Coalition Agreement of the (then) proposed Dutch Government (Regeerakkoord 2017 “Vertrouwen in de toekomst”) 2017-2021 published on October 10, 2017 and as further described on pages 9 and 10 of the letter to the Dutch parliament dated 23 February 2018 (Kamerstukken // 2017-2018, 25 087, nr. 188) or (ii) being otherwise subject to such Tax as described under (i); or

(vii) any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the Holder (provided that notice of such payment is given to the Holders) except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period or (y) where, had the beneficial owner of the Note been the Holder of the Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (i) through (vii) inclusive above.

The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably acceptable to the Trustee. Such receipts or other evidence will be made available by the Trustee to Holders on written request.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officer’s Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five Business Days prior thereto, and otherwise in accordance with the requirements of the Depositary).

Wherever in this Indenture, the Notes or any Guarantee there is mention of, in any context:

(1) the payment of principal,

(2) redemption prices or purchase prices in connection with a redemption or purchase of Notes,

(3) interest, or

(4) any other amount payable on or with respect to any of the Notes or any Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described in this Section 2.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction (or, in the case of enforcement, any jurisdiction) from the execution, delivery, issuance, initial resale, registration or enforcement of any Notes, this Indenture or any other document or instrument in relation thereto (other than, in each case, on or in connection with a transfer of the Notes after the initial resale thereof). The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

SECTION 2.16. [Reserved].

ARTICLE III

Covenants

SECTION 3.1. Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and Cash Interest shall be considered paid on the date due if by 10:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the

Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture; provided that if the Issuer elects to pay interest in the form of PIK Interest in the manner provided for herein and in the Notes, then the applicable amount of PIK Interest in respect of such Interest Period shall be considered paid on the date due if, in accordance with the terms hereof and of the Notes, a PIK Payment is made in respect of such amount of PIK Interest, and shall not be considered overdue.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes.

SECTION 3.2. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall provide to the Trustee and, upon request, to Holders, a copy of all of the information and reports referred to below:

(i) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), annual audited financial statements for such fiscal year including a “Management’s discussion and analysis of financial condition and results of operations” with respect to the periods presented and a report on the annual financial statements by the Issuer’s independent registered public accounting firm or the foreign analog thereof (the “Auditor”) (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum),

(ii) within 45 days (other than any fourth fiscal quarter which is governed by clause (i) above) after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter including a “Management’s discussion and analysis of financial condition and results of operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum), and

(iii) within the time period specified for filing current reports on Form 8-K by the SEC, current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports for any of the following events: (a) significant acquisitions (other than the Acquisition Transactions) or dispositions, (b) the bankruptcy of the Issuer or a Significant Subsidiary, (c) the acceleration of any Indebtedness of the Issuer or any Restricted Subsidiary having a principal amount in excess of $50.0 million, (d) a change in the Issuer’s certifying independent auditor (or foreign analog), (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of Holdings Entity or the Issuer, (f) resignation of a director of Holdings Entity or the Issuer on disagreeable terms, (g) change in fiscal year, (h) non-reliance on previously issued financial statements, (i) change of control transactions (other than the Acquisition Transactions), (j) entry into material agreements, (k) entry into material direct financial obligations and (l) historical financial statements of an acquired business (relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent and in the form available to the Issuer (as determined by the Issuer in good faith) if the Issuer were a domestic reporting company under the Exchange Act); provided that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, or if the Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, further, that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself;

provided, further, however, that in addition to providing such information to the Trustee and upon request, to Holders, the Issuer shall, to the extent the requirements set forth in Section 3.2(h) are satisfied, make available to the Holders, beneficial owners of Notes, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Notes) such information by (i) posting to the website of the Issuer or any direct or indirect parent of the Issuer or on a non-public, password-protected website maintained by the Issuer or any direct or indirect parent of the Issuer or a third party, in each case, within 15 days after the time the Issuer would be required to provide such information pursuant to clause (i), (ii) or (iii) above, as applicable, or (ii) otherwise providing substantially comparable availability of such reports (as determined by the Issuer in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability).

(b) Notwithstanding the foregoing and for the avoidance of doubt, (i) the Issuer shall not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (ii) the information and reports referred to in Section 3.2(a) will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (iii) to the extent pro forma financial information is required to be provided by the Issuer (including with respect to the Acqusition Transactions), the Issuer may provide only pro forma revenues, net income and the cumulative effect of accounting changes, EBITDA (as such term is defined in the Offering Memorandum), Adjusted EBITDA (as such term is defined in the Offering Memorandum), Pro Forma Adjusted EBITDA (if applicable, and as such term is defined in the Offering Memorandum), senior secured debt, total debt and capital expenditures (or equivalent financial information) in lieu thereof, (iv) the information and reports referred to in Section 3.2(a) shall not be required to present compensation or beneficial ownership information and (v) the information and reports referred to in Section 3.2(a) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K.

(c) For so long as the Issuer has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 3.2(a) will include a reasonably detailed presentation (which need not be audited or reviewed by the Auditors), either on the face of the financial statements or in the footnotes thereto, or in the “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(d) In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, the Issuer shall furnish to Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(e) Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents required to be provided as described above, may be, rather than those of the Issuer, those of (i) any predecessor or successor of the Issuer or any entity meeting the requirements of clause (ii) or (iii) of this Section 3.2(e), (ii) any Wholly Owned Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets and liabilities of the Issuer and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (iii) any direct or indirect parent of the Issuer; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary of the Issuer or such direct or indirect parent of the Issuer, the same is accompanied by consolidating information, which may be posted to the website of the Issuer or of any direct or indirect parent or Subsidiary of the Issuer or on a non-public, password-protected website maintained by the Issuer or any direct or indirect parent or Subsidiary of the Issuer or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the Auditors.

(f) The Issuer will be deemed to have satisfied the information and reporting requirements of Section 3.2(a) if (i) the Issuer or any Qualified Reporting Subsidiary of the Issuer or any direct or indirect parent of the Issuer has filed reports or registration statements containing such information (including the information required pursuant to the first sentence of Section 3.2(e) which, for the avoidance of doubt, need not be filed with the SEC via EDGAR to the extent it is otherwise provided to Holders pursuant to this Section 3.2) with the SEC via the EDGAR (or successor) filing system within the applicable time periods after giving effect to any extensions permitted by the SEC and that are publicly available or (ii) with respect to the Holders only, the Issuer or such Qualified Reporting Subsidiary or such parent entity has made such reports available electronically (including by posting to a non-public, password-protected website as provided above) pursuant to this Section 3.2.

(g) So long as Notes are outstanding, the Issuer shall also:

(i) promptly after furnishing to the Trustee the annual and quarterly reports required by Sections 3.2(a)(i) and (ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(ii) announce by press release or post to the website of the Issuer or any direct or indirect parent of the Issuer or on a non-public, password-protected website maintained by the Issuer or any direct or indirect parent of the Issuer or a third party, which will require a confidentiality acknowledgment (but not restrict the recipients of such information from trading securities of the Issuer or its affiliates), prior to the date of the conference call required to be held in accordance with Section 3.2(g)(i), the time and date of such conference call and either all information necessary to access the call or informing Holders, beneficial owners of Notes, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of an investment in the Notes) how they can obtain such information, including, without limitation, the applicable password or other login information;

provided, however, that the Issuer will be deemed to have satisfied the requirements of clause (i) of this Section 3.2(g) if any direct or indirect parent of the Issuer holds a conference call to discuss such reports and the results of operations for the relevant reporting period.

(h) Any person who requests or accesses such financial information or seeks to participate in any conference calls required by this Section 3.2 may be required to provide its email address, employer name and other information reasonably requested by the Issuer and represent to the Issuer (to the Issuer’s reasonable good faith satisfaction) that:

(i) it is a Holder, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a bona fide market maker in the Notes affiliated with any Initial Purchaser or a bona fide securities analyst providing an analysis of investment in the Notes;

(ii) it will not use the information in violation of applicable securities laws or regulations;

(iii) it will keep such provided information confidential and will not communicate the information to any Person; and

(iv) it (a) will not use such information in any manner intended to compete with the business of the Issuer and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operating or owning a Similar Business.

(i) Delivery of reports, information and documents (including without limitation reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to determine whether any filings have been made.

SECTION 3.3. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (1) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and (2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Issuer and any of the Issuer’s Restricted Subsidiaries (other than Alpha 3 B.V. and its Restricted Subsidiaries) that are Guarantors may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary of the Issuer (other than Alpha 3 B.V. and its Restricted Subsidiaries) may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio for the Issuer, as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been 2.00 to 1.00 or greater and (ii) Alpha 3 B.V. and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary of Alpha 3 B.V. may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio for Alpha 3 B.V., as of the date on which such additional indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been 2.00 to 1.00 or greater (collectively, “Ratio Debt”).

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence or issuance by the Issuer or its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance by its Restricted Subsidiaries of Preferred Stock under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’

acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount or liquidation preference, if applicable, not to exceed (x) the sum of (1) $1,400.0 million at any one time outstanding plus the Cash Capped Grower Amount (with any amounts Incurred pursuant to subclause (y) hereof reducing the amount permitted to be Incurred under this subclause (x)(1), with the exception of the Cash Capped Grower Amount) and (2) $250.0 million at any one time outstanding or (y) an unlimited amount so long as the Consolidated Senior Secured Net Debt Ratio does not exceed 4.50 to 1.00 (with any Indebtedness up to the Cash Capped Grower Amount Incurred under subclause (x) hereof on the date of determination (in the same transaction or series of transactions) of the Consolidated Senior Secured Net Debt Ratio not being included in the calculation of the Consolidated Senior Secured Net Debt Ratio under this subclause (y) on such date but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); provided that solely for the purpose of calculating the Consolidated Senior Secured Net Debt Ratio under this clause (i) (other than as set forth in the parenthetical in subclause (y) of this clause (i)) any outstanding Indebtedness, Disqualified Stock and Preferred Stock Incurred under this clause (i), shall, in each case, be deemed to be Consolidated Secured Indebtedness irrespective of whether such Indebtedness, Disqualified Stock or Preferred Stock actually constitutes Consolidated Secured Indebtedness;

(ii) (1) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Interest with respect to the Initial Notes) and the Guarantees thereof, as applicable (but not including any Additional Notes or guarantees thereof), and (2) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness represented by the Existing Opco Notes (including guarantees thereof) (other than any Additional Opco Notes or guarantees thereof);

(iii) Indebtedness and Disqualified Stock of the Issuer and its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries existing on the Issue Date (excluding Indebtedness under the Senior Credit Agreement or in respect of the Existing Opco Notes, but, for the avoidance of doubt, including all Capitalized Lease Obligations (after giving effect to IFRS 16) existing on the Issue Date);

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any of its Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $75.0 million and (y) 6.75% of Consolidated Net Tangible Assets, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (iv) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (iv) shall cease to be deemed Incurred or outstanding pursuant to this clause (iv) but shall be deemed Incurred and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(v) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (x) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (y) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi) the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Issuer’s Obligations with respect to this Indenture or the Guarantee of the Guarantors with respect to the Obligations under this Indenture and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Guarantor Subsidiary, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Issuer’s Obligations with respect to this Indenture or the Guarantee of such Guarantor, as applicable, and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x) Swap Contracts or Cash Management Services not Incurred for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $175.0 million and (y) 15.75% of Consolidated Net Tangible Assets, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xii) or any portion thereof, the aggregate amount of accrued and unpaid interest, original issue discount, premiums (including tender premiums), underwriting discounts, defeasance costs and fees and expenses in connection therewith, incurred in connection with such refinancing (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xii) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xiii) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (ii), clause (iii), this clause (xiv), clause (xv) or clause (xviii) of this Section 3.3(b) or subclause (y) of each of clauses (iv), (xii), (xx), (xxix) or (xxx) of this Section 3.3(b) (provided that any amounts Incurred under this clause (xiv) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause

(y) of such clause so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay accrued and unpaid interest and the aggregate amount of original issue discount, premiums (including tender premiums), underwriting discounts, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided that subclauses (1) and (2) will not apply to any refunding or refinancing of any Secured Indebtedness;

(xv) (i) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Issuer or any of its Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and (y) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture and (ii) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets, business or Person; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) (A) in the case of Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer and any Restricted Subsidiary of the Issuer (other than Alpha 3 B.V. and its Restricted Subsidiaries), the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt and (B) in the case of Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Alpha 3 B.V. and any Restricted Subsidiary of Alpha 3 B.V., Alpha 3 B.V. would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt; or

(2) the Fixed Charge Coverage Ratio of either the Issuer or Alpha 3 B.V., as applicable, is equal to or greater than such ratio immediately prior to such acquisition, merger, consolidation or amalgamation;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries in an aggregate principal amount or liquidation preference, as applicable, not to exceed the greater of (x) $120.0 million and (y) 10.75% of Consolidated Net Tangible Assets, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xx) or any portion thereof, the aggregate amount of accrued and unpaid interest, original issue discount, premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses Incurred in connection with such refinancing, outstanding at any one time (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent such Non-Guarantor Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxi) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxiii) Indebtedness owed or Disqualified Stock or Preferred Stock issued on a short-term basis to banks and other financial institutions in the ordinary course of business of the Issuer and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Issuer and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(xxiv) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent permitted by Section 3.4;

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any Restricted Subsidiary or Preferred Stock issued by any of the Issuer’s Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any Restricted Subsidiary or Preferred Stock issued by any of the Issuer’s Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(xxviii) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Issuer or a Restricted Subsidiary as a result of leases entered into by the Issuer or such Restricted Subsidiary or any direct or indirect parent of the Issuer in the ordinary course of business;

(xxix) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount or liquidation preference, as applicable, of Indebtedness Incurred or guaranteed or Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (xxix) does not exceed the greater of (x) $30.0 million and (y) 2.75% of Consolidated Net Tangible Assets, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxix) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxix) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxix) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $100.0 million and (y) 9.00% of Consolidated Net Tangible Assets, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxx) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxxi) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(xxxii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xxxiii) Indebtedness, Disqualified Stock or Preferred Stock arising as a result of (the establishment of) a Dutch law fiscal unity for corporate income tax or turnover tax purposes (fiscale eenheid) of which any Restricted Subsidiary is a member; and

(xxxiv) Indebtedness, Disqualified Stock or Preferred Stock pursuant to a declaration of the Issuer of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).

(c) For purposes of determining compliance with this Section 3.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Issuer shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3.3; provided that (x) all Indebtedness under the Senior Credit Agreement existing on the Issue Date immediately prior to the consummation of the Transactions shall be deemed to have been Incurred pursuant to Section 3.3(b)(i)(x) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness and (y) the entire committed amount of the revolving portion of the Senior Credit Agreement on the Issue Date shall be deemed to have been Incurred on the Issue Date pursuant to Section 3.3(b)(i)(x)(2) as if such entire committed amount were outstanding funded Indebtedness in the amount of such commitment on the Issue Date and such entire committed amount of the revolving portion of the Senior Credit Agreement shall be deemed to constitute outstanding funded Indebtedness in the amount of such commitment from and after the Issue Date under Section 3.3(b)(i)(x)(2) irrespective of the actual funded borrowings thereunder, it being understood that (1) actual revolving borrowings in respect of (and not in excess of) such entire committed amount deemed to be outstanding may be drawn and redrawn on any subsequent date without further testing under this Section 3.3 and (2) any subsequent permanent reductions in such committed amount shall be deemed to correspondingly reduce the amount of Indebtedness Incurred and outstanding under Section 3.3(b)(i)(x)(2) in respect of such committed amount. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness (including any increases thereof as the result of a PIK Payment or the issuance of PIK Notes) with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 3.3. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 3.3.

Additionally, for purposes of complying with this Section 3.3, any obligation, including any lease, concession or license of property (or guarantee thereof), that would not constitute a Capitalized Lease Obligation under IFRS as in effect as of the Opco Issue Date (which, for the avoidance of doubt, would not give effect to the application of IFRS 16) will be “Permitted Debt”.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt, or first issued in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

The principal amount or liquidation preference, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

SECTION 3.4. Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of either of the Issuer or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of the Issuer or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or (ix) of Section 3.3(b); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a Pro Forma Basis, (1) with respect to Restricted Payments by the Issuer and its Subsidiaries (other than Alpha 3 B.V. and its Subsidiaries) the Issuer could incur $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt pursuant to subclause (i) of Section 3.3(a) and (2) with respect to Restricted Payments by Alpha 3 B.V. and its Subsidiaries, Alpha 3 B.V. could incur $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt pursuant to subclause (ii) of Section 3.3(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clause (i) of Section 3.4(b), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication:

(1) (x) $75.0 million; provided, however, that the amount of Restricted Payments (as defined in the Opco Notes Indenture) made by Alpha 3 B.V. in connection with the Transactions in reliance on clause (C)(1)(x) of Section 3.4(a) of the Opco Notes Indenture shall reduce the capacity pursuant to this clause (x), unless and until such amount is reclassified to another available exception under the Opco Notes Indenture pursuant to the last paragraph of Section 3.4 of the Opco Notes Indenture, in which case such amount shall be deemed to reduce capacity under the exception under this Indenture corresponding to the exception under the Opco Notes Indenture to which such amount is reclassified; plus (y) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on April 1, 2018 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Issue Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent of the Issuer (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments,

(B) the sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary, and

(C) any distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Opco Issue Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(xix) or constituted a Permitted Investment, plus

(7) the aggregate amount of Retained Declined Proceeds since the Opco Issue Date (to the extent Holders were provided notice in connection with the Asset Sale Offer related thereto that any Excess Proceeds not accepted by the Holders shall constitute Retained Declined Proceeds and such Retained Declined Proceeds will increase the amount available for Restricted Payments under this Section 3.4(a)(C) to the extent not otherwise applied in accordance with Section 3.4(b)(xi)).

(b) The provisions of Section 3.4(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer, or Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 3.4 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or any direct or indirect parent of the Issuer) in an aggregate amount no greater than the Unpaid Amount;

(iii) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Issuer or any direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Issuer or any direct or indirect parent of the Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $20.0 million in any calendar year or (y) subsequent to the consummation of any public Equity Offering of common Equity Interests of the Issuer or any direct or indirect parent of the Issuer, $30.0 million in any calendar year (in each case, with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs on or after the Opco Issue Date, other than in connection with, or pursuant to the Equity Contribution; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) after the Opco Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv); provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclause (a), (b) and (c) above in any calendar year;

provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer, in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 3.4 or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Issuer or any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer issued after the Opco Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, (1) in the case of Capital Stock of the Issuer and its Subsidiaries (other than Alpha 3 B.V. and its Subsidiaries), the Issuer could incur $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt pursuant to subclause (i) of Section 3.3(a) and (2) in the case of Alpha 3 B.V. and its Subsidiaries, Alpha 3 B.V. could incur $1.00 of additional Indebtedness, Disqualified Stock or preferred Stock as Ratio Debt pursuant to subclause (ii) of Section 3.3(a) and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii) (A) Restricted Payments made in connection with the consummation of the Transactions, including any dividends (including, for the avoidance of doubt, the Sponsor dividend specified under “Use of Proceeds” in the Offering Memorandum), payments or loans made to the Issuer or any direct or indirect parent of the Issuer to enable it to make any such payments and (B) any Restricted Payments in an aggregate amount not to exceed, in the case of this clause (B), the Specified Sponsor Overfunding Amount;

(viii) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by any direct or indirect parent of the Issuer of dividends on such entity’s common Equity Interests) of up to 6.0% per annum of the cash proceeds, net of any underwriting spread, received by the Issuer from any public offering of common Equity Interests or contributed to the Issuer by any direct or indirect parent of the Issuer from any public offering of common Equity Interests, other than public offerings with respect to the Issuer’s common Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting Excluded Contributions;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed the greater of (x) $125.0 million and (y) 11.25% of Consolidated Net Tangible Assets; provided however, that the amount of Restricted Payments (as defined in the Opco Notes Indenture) made by Alpha 3 B.V. in connection with the Transactions in reliance on Section 3.4(b)(x) of the Opco Notes Indenture shall reduce the capacity pursuant to this clause (x), unless and until such amount is reclassified to another available exception under the Opco Notes Indenture pursuant to the last paragraph of Section 3.4 of the Opco Notes Indenture, in which case such amount shall be deemed to reduce capacity under the exception under this Indenture corresponding to the exception under the Opco Notes Indenture to which such amount is reclassified;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 3.7 and 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) have made any Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes, and have repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not validly withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xii) for so long as the Issuer or any of its Subsidiaries are members of a group filing a consolidated, combined, affiliated or unitary income (or franchise in lieu of income) tax return with any Holdings Entity or any other direct or indirect parent of the Issuer, Restricted Payments to any Holdings Entity or such other direct or indirect parent of the Issuer in amounts required for such Holdings Entity or such other parent entity to pay federal, national, foreign, state and local income taxes (and franchise taxes) imposed on such entity to the extent such income taxes (and franchise taxes) are attributable to the income of the Issuer and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Issuer and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of federal, national, foreign, state and local income and/or franchise taxes (as the case may be) in respect of such year if the Issuer and its Subsidiaries paid such income (and franchise) taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income (or franchise in lieu of income) tax group (reduced by any such taxes paid directly by the Issuer or any Subsidiary);

(xiii) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings Entity or any other direct or indirect parent of the Issuer, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for any Holdings Entity or any other direct or indirect parent of the Issuer to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any such Holdings Entity or any other direct or indirect parent of the Issuer, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Issuer or any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for any Holdings Entity or any other direct or indirect parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by any Holdings Entity or any other direct or indirect parent of the Issuer related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture, the Opco Notes Indenture and similar obligations under any Credit Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Issuer or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Issuer or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d) make payments (i) to the Sponsor pursuant to or contemplated by any Management Agreement or (ii) to or on behalf of the Sponsor for any other financial, advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(e) pay franchise and excise taxes and other fees, taxes (including Related Taxes) and expenses in connection with any ownership of the Issuer or any of its Subsidiaries or required to maintain their organizational existences;

(f) make payments for the benefit of the Issuer or any of its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments (x) would not otherwise be Restricted Payments and (y) would be permitted by Section 3.8; and

(g) make Restricted Payments to any direct or indirect parent of the Issuer to finance, or to any direct or indirect parent of the Issuer for the purpose of paying to any other direct or indirect parent of the Issuer to finance, any Investment that, if consummated by the Issuer or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such direct or indirect parent of the Issuer causes (x) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 4.1) of the Person formed or acquired into the Issuer or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.11;

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(xvii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(xviii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(xix) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $100.0 million and (y) 9.00% of Consolidated Net Tangible Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xx) the making of payments (i) to the Sponsor pursuant to or contemplated by any Management Agreement or (ii) to or on behalf of the Sponsor for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) are approved in respect of such activities by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xxi) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Issuer’s Consolidated Total Net Debt Ratio does not exceed 4.50 to 1.00;

(xxii) payments, dividends or distributions with any Total Leverage Excess Proceeds; and

(xxiii) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vii)(B), (x), (xxi) and (xxii) of this Section 3.4(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (xii) and (xiii) of this Section 3.4(b), taxes and Related Taxes shall include all interest and penalties with respect thereto and all additions thereto.

The Issuer shall cause Alpha 3 B.V. to make the Restricted Payments (as defined in the Opco Notes Indenture) being made on the Issue Date in connection with the Transactions first in reliance on Section 3.4(a)(C)(1) of the Opco Notes Indenture and to make the remainder in excess of the amounts permitted under such Section 3.4(a)(C)(1) in reliance on Section 3.4(b)(x) of the Opco Notes Indenture.

As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant Section 3.14 and the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all

outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 3.4 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that any Restricted Payment made in reliance on Section 3.4(b)(vii)(B) shall not be permitted to be reclassified as made pursuant to any other provision described above and shall be deemed at all times to have been made in reliance on Section 3.4(b)(vii)(B).

SECTION 3.5. Liens.

(a) Prior to a Covenant Suspension Event, following any Reversion Date and during any Suspension Period when there is no election by the Issuer pursuant to Section 3.5(b), the Issuer will not, and will not permit any Guarantor to, directly or indirectly, create or Incur any Lien securing Indebtedness (other than Permitted Liens) on any asset or property of the Issuer or any Guarantor, unless (1) in the case of Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the Notes and the applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof equally and ratably with or prior to such Liens.

(b) Following a Covenant Suspension Event, the Issuer may elect by written notice to the Trustee to be subject to this Section 3.5(b) with respect to the limitation on Liens in lieu of Section 3.5(a) (the date such notice is delivered, the “Election Date”). From and after an Election Date and until a Reversion Date, the Issuer will not, and will not permit any of the Issuer’s Principal Property Subsidiaries to, directly or indirectly, create, Incur any Lien of any kind upon any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision, and the Issuer in such case will make or cause to be made effective provision, whereby the Notes and the applicable Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(1) Liens that exist on the date of the Covenant Suspension Event;

(2) Liens on property, shares of Capital Stock or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Guarantor;

(3) Liens in favor of the Issuer or any Guarantor;

(4) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(5) Liens (i) on property, shares of Capital Stock or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by the Issuer or any Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located and (ii) for the acquisition of any real property, which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that with respect to clauses (i) and (ii), any such Liens do not extend to any other property of the Issuer or any of the Guarantors (whether such property is then owned or thereafter acquired);

(6) mechanics’, landlords’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(7) Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

(8) Liens arising from any legal proceedings that are being contested in good faith;

(9) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Guarantor or materially impair the use thereof in the operation of its business; and

(10) Liens for the sole purpose of extending, renewing or replacing in whole or in part any of the foregoing.

(c) Notwithstanding the provisions of Section 3.5(b), during any Suspension Period, if the Election Date has occurred, the Issuer or any Subsidiary may, without equally and ratably securing the Notes and the Guarantees, create or assume Liens that would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 10.0% of Consolidated Total Assets.

(d) Any Lien that is granted to secure the Notes or the applicable Guarantee pursuant to clause (a) or (b) of this Section 3.5 shall be automatically and unconditionally released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or the Guarantee under clause (a) or (b) of this Section 3.5 (other than a release as a result of the enforcement of remedies in respect of such Lien or the Obligations secured by such Lien).

(e) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.6. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries (other than the Guarantors, if any) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Guarantors, if any) to:

(A) (x) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock; or (y) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(B) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(C) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries in effect on the Issue Date, including those in effect on the Issue Date pursuant to the Senior Credit Agreement and the other documents relating to the Senior Credit Agreement, related Swap Contracts, the Opco Notes Indenture, the Existing Opco Notes and the other documents relating to the Opco Notes Indenture and Indebtedness permitted pursuant to clause (iii) of Section 3.3(b);

(ii) this Indenture, the Notes, the Guarantees and other documents relating to this Indenture and the Notes;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (iv), if a Person other than the Issuer or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Issuer or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations, to the extent such obligations impose restrictions of the nature discussed in clause (C) of this Section 3.6(a) on the property so acquired;

(ix) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (C) of this Section 3.6(a) on the property subject to such lease;

(x) any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Issuer, is necessary or advisable to effect such Qualified Receivables Financing;

(xi) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes in cash (as determined by the Issuer or a direct or indirect parent of the Issuer in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture, the Opco Notes Indenture or the Senior Credit Agreement, in each case as in effect on the Issue Date (as determined by the Issuer in good faith);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) materially affect the Issuer’s ability to make future principal or interest payments on the Notes, in each case, as determined by the Issuer in good faith;

(xiv) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(xv) any encumbrances or restrictions of the type referred to in clauses (A), (B) and (C) of this Section 3.6(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the immediately preceding clauses (i) through (xiv) of this second paragraph of this Section 3.6(a); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b) For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided that the amount of:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Issuer) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (3) that is at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 11.25% of Consolidated Net Tangible Assets, calculated at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 455 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i) to reduce Obligations under the Senior Credit Agreement and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii) to reduce Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(iii) to reduce Obligations under (x) Pari Passu Indebtedness of the Issuer or the Guarantors, if any, (provided that if the Issuer or any Guarantor shall so reduce such Obligations under Pari Passu Indebtedness other than the Notes, the Issuer shall (A) equally and ratably reduce Obligations under the Notes as provided in Section 5.1 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under subclause (A) above), or (y) Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(iv) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(v) to make an investment in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(vi) any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (iv) or (v) of this Section 3.7(b) if and to the extent that, within 455 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (iv) or (v) of this Section 3.7(b), and that investment is thereafter completed within 180 days after the end of such 455-day period.

(c) Notwithstanding the foregoing, to the extent that repatriation to the Netherlands of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (a “Foreign Disposition”) (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Issuer in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 3.7, and such amounts may be retained by the applicable Foreign Subsidiary; provided that subclause (x) of this clause (c) shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the Netherlands (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation to the Netherlands), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to subclause (y) of this clause (c), then such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 3.7. The time periods set forth in this Section 3.7 shall not start until such time as the Net Cash Proceeds may be repatriated to the Netherlands (whether or not such repatriation actually occurs).

(d) Pending the final application of any such amount of Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of Net Cash Proceeds from any Asset Sale that is not invested or applied as provided and within the time period set forth in Section 3.7(b) shall be deemed to constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders pursuant to Section 3.7(b)(iii)(x) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds less Total Leverage Excess Proceeds, if any, exceeds $30.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds less Total Leverage Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness.

(e) Notwithstanding the foregoing, the Issuer shall only be required to make an Asset Sale Offer with 50% of the Excess Proceeds if the Consolidated Total Net Debt Ratio for the Issuer is less than or equal to the Specified Consolidated Total Net Debt Ratio after giving effect to any application of any Net Cash Proceeds as set forth herein, including completion of any prior offer to repurchase a portion of the Notes (any Excess Proceeds not required to be offered in an Asset Sale Offer in reliance on this sentence (i.e., such 50%) shall constitute “Total Leverage Excess Proceeds”). The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that such Excess Proceeds less any Total Leverage Excess Proceeds exceed $30.0 million by transmitting electronically or by mailing to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of the Depositary. The Issuer may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds less any Total Leverage Excess Proceeds exceeds $30.0 million.

(f) To the extent that the aggregate amount of Notes and any other Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer made with Excess Proceeds less any Total Leverage Excess Proceeds is less than the amount offered in an Asset Sale Offer, the Issuer may use any remaining Excess Proceeds less any Total Leverage Excess Proceeds (any such amount, “Retained Declined Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered or otherwise surrendered by holders thereof exceeds the amount offered in an Asset Sale Offer, the Trustee shall select the applicable Notes (and the Issuer or its agents shall select such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. To the extent the Excess Proceeds less any Total Leverage Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Pari Passu Indebtedness), the Issuer need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Pari Passu Indebtedness), and any additional Excess Proceeds less any Total Leverage Excess Proceeds shall not be subject to this Section and shall be permitted to be used for any purpose in the Issuer’s discretion.

(g) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of such compliance.

(h) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis based on the total amount of Notes and Pari Passu Indebtedness tendered in connection with an Asset Sale Offer (with adjustments so that only Notes in denominations of the minimum denomination of $200,000 or integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) shall be purchased), by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of the Depositary); provided that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $200,000 (or if a PIK Payment has been made, in the minimum denomination of $1.00). No Note will be repurchased in part if less than the minimum denomination of such Note would be left outstanding.

(i) Notices of an Asset Sale Offer shall be sent by first class mail, postage prepaid, or sent electronically, at least ten days but not more than 60 days before the purchase date to each Holder at such Holder’s registered address or otherwise in accordance with the Depositary’s procedures. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(j) A new Note in principal amount equal to the unpurchased portion of any Note (other than a global note) purchased in part will be issued in the name of the Holder thereof upon cancellation of the Note. On and after the purchase date, unless the Issuer default in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 3.8. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $30.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of the Issuer or any direct or indirect parent of the Issuer determined or resolved that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 3.8(a) shall not apply to the following:

(i) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Issuer and Holdings Entity or any other direct or indirect parent of the Issuer; provided that Holdings Entity or such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Issuer) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Indenture and (b) Permitted Investments;

(iii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the Holders when taken as a whole as compared to the original agreement or arrangement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

(vi) the Management Agreements or any transaction or payments (including reimbursement of out-of-pocket expenses or payments under any indemnity obligations) contemplated thereby;

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party entered into in connection with the Transactions or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement, are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the Holders in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement entered into in connection with the Transactions;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Financing;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(xi) payments by the Issuer or any of its Restricted Subsidiaries to or on behalf of the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor or (y) approved by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith or a majority of the disinterested members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xii) any contribution to the capital of the Issuer (other than Disqualified Stock) or any investments by the Sponsor or a direct or indirect parent of the Issuer in Equity Interests (other than Disqualified Stock of the Issuer) of the Issuer (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the Issuer in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Issuer or any of its Subsidiaries (other than the Issuer or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate solely because such Person is a director or such Person has a director which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 3.4(b)(xii), (b)(xiii)(a) or (b)(xiii)(e);

(xvi) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transactions costs);

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xix) (1) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries (or of any direct or indirect parent of the Issuer to the extent such agreements or arrangements are in respect of services performed for the Issuer or any of the Restricted Subsidiaries), (2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or of any direct or indirect parent of the Issuer and (3) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Issuer or of a Restricted Subsidiary or any direct or indirect parent of the Issuer;

(xx) investments by Affiliates in Indebtedness or preferred Equity Interests of the Issuer or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(xxii) investments by the Sponsor or a direct or indirect parent of the Issuer in securities of the Issuer or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the Issuer in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, in the ordinary course of business;

(xxv) (i) intellectual property licenses in the ordinary course of business and (ii) intercompany intellectual property licenses and research and development agreements;

(xxvi) transactions pursuant to, and complying with, (i) Section 3.3 to the extent such transaction complies with Section 3.8(a)(i) or (ii) the second paragraph of Section 4.1(a) or Section 4.1(c); and

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 3.9. Change of Control.

(a) Upon the occurrence of a Change of Control after the Issue Date, each Holder shall have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date), except to the extent the Issuer has previously elected to redeem all of the Notes pursuant to Section 5.1.

(b) Prior to or within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem all the Notes as described under Section 5.1, the Issuer shall deliver a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee and the Paying Agent, or otherwise in accordance with the procedures of the Depositary, describing:

(i) that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date);

(ii) the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii) the purchase date (which shall be no earlier than ten days nor later than 60 days (unless delivered in advance of the occurrence of such Change of Control) from the date such notice is delivered) (the “Change of Control Payment Date”);

(iv) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that if a Holder (other than a Holder of a Global Note) is tendering for purchase less than all of its Notes, the Issuer will issue new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered and the unpurchased portion of the Notes must be equal to $200,000 or an integral multiple of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(ix) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(x) the other instructions determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes to be made through the facilities of the Depositary in accordance with the rules and regulations thereof.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Paying Agent receives not later than prior to the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its tendered Note and its election to have such Note purchased.

(d) On the Change of Control Payment Date, all Notes purchased by the Issuer under this Section 3.9 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay through the Paying Agent the purchase price plus accrued and unpaid interest, if any, to, but not including the Change of Control Payment Date, to the Holders entitled thereto. With respect to any Note purchased in part (other than a Global Note), the Issuer shall issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note.

(e) Notwithstanding the provisions of this Section 3.9, the Issuer shall not be required to make a Change of Control Offer (i) upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) if the Issuer has previously issued a notice of a full redemption pursuant to the provisions of Section 5.1.

(f) Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(h) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(i) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(i) accept for payment all Notes issued by the Issuer or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

SECTION 3.10. Maintenance of Insurance. The Issuer and the Guarantors, if any, shall maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 3.11. Future Guarantors. If, on or after the Issue Date, (a) any Restricted Subsidiary of the Issuer (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary and any Designated Non-Guarantor Subsidiary) that is not then the Issuer or a Guarantor (1) guarantees or co-borrows any Indebtedness under a Holdco Credit Agreement (excluding Certain Capital Markets Debt) or (2) guarantees or co-issues any capital markets Indebtedness of the Issuer with an aggregate principal amount in excess of $200.0 million (“Certain Capital Markets Debt”) or (b) the Issuer otherwise elects to have any Restricted Subsidiary of the Issuer become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E hereto pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors; provided that, in the case of clause (a), such supplemental indenture shall be executed and delivered to the Trustee within 20 Business Days of the date that the Indebtedness under such Holdco Credit Agreement or such Certain Capital Markets Debt has been guaranteed, co-borrowed or co-issued, as applicable, by such Restricted Subsidiary.

In the event that any Restricted Subsidiary of the Issuer has not provided a Guarantee in respect of the Notes because such Restricted Subsidiary is a Receivables Subsidiary or a Designated Non-Guarantor Subsidiary, and on any subsequent date such Restricted Subsidiary no longer constitutes a Receivables Subsidiary or a Designated Non-Guarantor Subsidiary but is an obligor or guarantor with respect to a Holdco Credit Agreement or Certain Capital Markets Debt, then the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee within 20 Business Days of such subsequent date a supplemental indenture substantially in the form of Exhibit E hereto pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to other Guarantors.

Each Guarantee shall be released in accordance with Section 10.2(b).

SECTION 3.12. Compliance Certificate; Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate, to the effect that to the best knowledge of the signer thereof on behalf of the Issuer, the Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer (through its own actions or omissions or through the action or omission of any Guarantor, as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. The individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person or the direct or indirect parent of such Person.

So long as any of the Notes are outstanding, upon any Officer of the Issuer becoming aware of any Default or Event of Default, the Issuer shall deliver to the Trustee, within 30 days of such Officer becoming aware of such Default or Event of Default (unless such Default or Event of Default has been cured or waived within such 30-day time period), an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13. [Reserved].

SECTION 3.14. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4.

(b) The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation; and

(y) no Event of Default shall have occurred and be continuing as a result of such designation.

(c) Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer pursuant to this Section 3.14 shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with this Section 3.14.

SECTION 3.15. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Guarantees will be automatically and unconditionally released and discharged and Sections 3.3, 3.4, 3.5(a) (to the extent the Issuer makes an election pursuant to Section 3.5(b)), 3.6, 3.7, 3.8, 3.9, 3.11 and 4.1(a)(iv) (collectively, the “Suspended Covenants”) shall no longer be applicable to the Notes.

(b) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.”

(c) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made shall be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with Section 3.4 as if Section 3.4 were in effect during such period. In addition, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date shall be deemed to have been entered pursuant to Section 3.8(b)(v), and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by Section 3.6 shall be deemed to have been entered into pursuant to Section 3.6(a)(i). In addition, any Change of Control during such Suspension Period shall not require a Change of Control Offer during or after the Suspension Period; provided that if the public notice of an arrangement that could result in a Change of Control occurs during a Suspension Period and the Notes are rated below Investment Grade by either of the Rating Agencies during the period commencing 90 days prior to such notice until the end of the 90-day period following such notice (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies) then the Issuer shall be required to make a Change of Control Offer upon the Reversion Date.

(e) During the Suspension Period, any reference in Section 3.14, the definition of “Unrestricted Subsidiary” or “Permitted Liens” to Section 3.3 or any provision thereof shall be construed as if Section 3.3 had remained in effect since the Issue Date and during the Suspension Period.

(f) In addition, during the Suspension Period, the Guarantees, if any, will be automatically released and the obligation to grant further Guarantees, if any, will be suspended. Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 3.11 will be reinstated (and the Reversion Date will be deemed to be the date on which any Indebtedness under a Holdco Credit Agreement or Certain Capital Markets Debt of the Issuer was guaranteed, co-borrowed or co-issued, as applicable, for purposes of Section 3.11).

(g) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Issuer and any Subsidiary of the Issuer will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 3.4(a)(C) or Section 3.4(b) and, if not permitted by Section 3.4(a)(C) or Section 3.4(b), such Restricted Payment shall be deemed permitted by Section 3.4(a)(C) and shall be deducted for purposes of calculating the amount pursuant to Section 3.4(a)(C) (so that the amount available under Section 3.4(a)(C) immediately following such Restricted Payment shall be negative).

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 3.16. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors, if any, covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors, if any, (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE IV

Merger, Consolidation, Amalgamation or Sale of Assets

SECTION 4.1. When the Issuer and Guarantors May Merge, Amalgamate or Otherwise Dispose of Assets.

(a) The Issuer may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (or is the foreign analog of) a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or the laws of any member country of the European Union (as it is constituted on the Opco Issue Date) (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Issuer (or a Successor Company to the Issuer, if applicable) would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt pursuant to subclause (i) of Section 3.3(a); or

(2) the Fixed Charge Coverage Ratio for the Issuer (or a Successor Company to the Issuer, if applicable) would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor (if any), unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s Obligations under this Indenture and the Notes; and

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and the Issuer shall automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (A) the Issuer may consolidate or amalgamate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor, (B) the Issuer may merge, consolidate or amalgamate with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, any state or territory thereof or the District of Columbia or in any member country of the European Union (as it is constituted on the Opco Issue Date) so long as the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (C) the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust, or the foreign analog of any of the foregoing entities, organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state or territory thereof or the District of Columbia, (D) the Issuer or any Guarantor may change its name and (E) any Restricted Subsidiary may merge, amalgamate or consolidate with the Issuer; provided that the Issuer is the Successor Company in such merger, amalgamation or consolidation.

(b) Subject to Section 10.2, each Guarantor shall not, and the Issuer shall not permit any Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust, or the foreign analog of any of the foregoing entities, organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia or the laws of any member country of the European Union (as it is constituted on the Opco Issue Date) or the laws of any other jurisdiction so long as a Guarantee provided by such surviving Person under the laws of such jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of the predecessor Guarantor (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments;

(C) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(D) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture; or

(ii) such sale or disposition or consolidation, amalgamation or merger is made in compliance with Section 3.7.

(c) Subject to Article X, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, consolidate or amalgamate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof or the District of Columbia or in any member country of the European Union (as it is constituted on the Opco Issue Date), so long as the principal amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (2) a Guarantor may (a) consolidate, merge or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, the Issuer or a Guarantor or (b) dissolve if such Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another Person in compliance with Section 3.7 and, after giving effect to such sale, assignment, transfer, lease, conveyance or disposition and prior to such dissolution, has no or a de minimis amount of assets, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust, or the foreign analog of any of the foregoing entities, organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia or the laws of any member country of the European Union (as it is constituted on the Opco Issue Date) or the laws of any other jurisdiction so long as a Guarantee provided under the laws of such jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of such Guarantor prior to such conversion, (4) a Guarantor may change its name and (5) any Restricted Subsidiary may merge, amalgamate or consolidate into any Guarantor; provided, in the case of this clause (5), that the surviving Person (i) is a corporation, partnership, limited partnership or limited liability company or trust, or the foreign analog of any of the foregoing entities, organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or the laws of any member country of the European Union (as it is constituted on the Opco Issue Date) or the laws of any other jurisdiction so long as a Guarantee provided by such surviving Person under the laws of such jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of the predecessor Guarantor or the laws of the jurisdiction of organization of such Restricted Subsidiary or Guarantor and (ii) is or becomes a Guarantor upon consummation of such merger, amalgamation or consolidation.

(d) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1. Optional Redemption.

(a) The Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 6 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

(b) Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the Holders.

(c) The Issuer or its Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as the Issuer or any such Affiliates may determine.

SECTION 5.2. Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Issuer elects to redeem Notes pursuant to Section 5.1, the Issuer shall furnish to the Trustee, at least two Business Days for Global Notes and ten calendar days for Definitive Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3. Selection by Trustee of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of the Global Notes, the procedures of the Depositary) in minimum denominations of $200,000 and in integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof); provided that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $200,000 (or if a PIK Payment has been made, in the minimum denomination of $1.00). If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Trustee funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4. Notice of Redemption. The Issuer shall deliver to each Holder’s registered address or otherwise in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed not less than ten nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be delivered more than 60 days prior to a Redemption Date if (a) the notice is issued pursuant to Article VIII or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted by this Indenture. At the Issuer’s written request, the Trustee may give notice of redemption in the Issuer’s names and at the Issuer’s expense.

All notices of redemption shall be prepared by the Issuer and shall state:

(a) the Redemption Date,

(b) the redemption price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Redemption Date the redemption price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes,

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed, and

(k) any applicable conditions precedent.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s names and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least two Business Days prior to when the notice of the redemption is to be given, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officer’s Certificate shall state that all conditions precedent to the delivery of such notice have been complied with.

SECTION 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.7. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 (with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in a minimum principal amount of $200,000 and integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

SECTION 5.8. Offer to Repurchase. In the event that, pursuant to Section 3.7, the Issuer is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), they shall follow the procedures specified below:

(a) The Offer to Repurchase shall remain open for a period of at least ten days following its commencement and not more than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds less any Total Leverage Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer shall send, by first class mail (or electronically for Global Notes), a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $200,000 or an integral multiple of $1.00 in excess thereof only (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Issuer shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $200,000, or integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.8. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

SECTION 5.9. Redemption for Taxation Reasons. The Issuer may redeem the Notes, at its option, in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date) and all Additional Amounts, if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise if the Issuer determines in good faith that, as a result of:

(a) any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(b) any change in official position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction) (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), any Payor with respect to the Notes or a Guarantee is, or on the next date on which any amount would be payable in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such action would be reasonable, payment through another Payor).

In the case of any Payor, the Change in Tax Law with respect to a given Relevant Taxing Jurisdiction, must be announced and become effective on or after the later of the Issue Date or the date a jurisdiction becomes a Relevant Taxing Jurisdiction. Notwithstanding the foregoing, no such notice of redemption shall be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to the publication, mailing or delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer shall deliver to the Trustee (1) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied (including that the obligation to pay such Additional Amounts cannot be avoided by the Payor taking reasonable measures available to it) and (2) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

The provisions of this Section 5.9 shall apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The provisions of this Section 5.9 shall survive any termination, defeasance or discharge of this Indenture.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(i) a default in any payment of interest on any Note when due, continued for 30 days (it being understood that any failure to pay Cash Interest on that portion of any interest payment required to be paid in Cash Interest pursuant to the terms of this Indenture is a default in the payment of interest for purposes of this clause (i), irrespective of whether all or part of such portion is paid in the form of PIK Interest);

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after receipt of written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to Sections 6.1(i) or 6.1(ii)) contained in the Notes or this Indenture; provided that in the case of a failure to comply with Section 3.2, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (iii) has been given;

(iv) (x) the failure by the Issuer or any Restricted Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or (y) the acceleration of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary) by the holders thereof because of a default, in each case of clauses (x) and (y), if the total amount of such Indebtedness unpaid at final maturity or accelerated exceeds $50.0 million or its foreign currency equivalent;

(v) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property;

(4) makes a general assignment for the benefit of its creditors; or

(5) takes any action that is comparable to any of the actions described in clauses (1) through (4) of this clause (v);

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws (including any foreign Bankruptcy Law) and the order or decree remains unstayed and in effect for 60 days;

(vii) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgment or judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgment or judgments are not discharged, waived or stayed for a period of 60 days after such judgment or judgments become final and, in the event such judgment or judgments are covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or judgments or decree which is not promptly stayed; or

(viii) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture and such Default continues for ten days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(iii) shall not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of outstanding Notes notify in writing the Issuer of the default and such default is not cured within the time specified in Section 6.1(iii) after receipt of such notice.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(v) or (vi) above with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of outstanding Notes by written notice to the Issuer (and to the Trustee, if given by the Holders) may declare the principal of, premium, if any, and accrued but unpaid interest on, all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. If an Event of Default specified in Section 6.1(v) or (vi) occurs with respect to the Issuer, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then-outstanding Notes by written notice to the Trustee and the Issuer may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in Section 6.1(iv), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the requisite amount of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30% of the aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Sections 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then-outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10. Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer (or the Trustee) shall deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall, in the exercise of its rights and powers under this Indenture, use the same degree of care and skill in its exercise of such rights and powers as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs, subject to the provisions of clause (h) below.

(b) Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee:

(i) and the Agents undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii) in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, if any, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee and the Agents shall not be liable for interest on any money received by it except as the Trustee and the Agents may agree in writing with the Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security and indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee.

(a) The Trustee and the Agents may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Agents need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting it may require an Officer’s Certificate or an Opinion of Counsel or both, except that (x) no Officer’s Certificate or Opinion of Counsel will be required in connection with the original issuance of the Initial Notes on the date hereof and (y) no Opinion of Counsel will be required in connection with the execution of any amendment or supplement adding a new Guarantor under this Indenture or the release of a Guarantor pursuant to Section 10.2(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee and the Agents shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee and the Agents shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agent, as applicable, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Issuer or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h) In no event shall the Trustee or an Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The Trustee shall not have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(l) The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

SECTION 7.3. Individual Rights of Trustee. Subject to the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors (if any) or its Affiliates with the same rights it would have if it were not the Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Disclaimer. Neither the Trustee nor any Agent shall be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees (if any), neither of them shall be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and neither of them shall be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee and the Agents from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including as Paying Agent and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees (if any), including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees (if any) and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee and the Agents shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or an Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Agents may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or an Agent as a result of its own willful misconduct, negligence or bad faith.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s obligations pursuant to this Section and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or an Agent. When the Trustee or an Agent incurs expenses after the occurrence of a Default specified in Sections 6.1(v) or (vi) with respect to the Issuer, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.9;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture; provided that the certificate of the Trustee shall have.

SECTION 7.9. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10. Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees (if any) by the Issuer, the Guarantors (if any) or any other Person.

SECTION 7.11. Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Reports by Trustee to Holders of the Notes. Within 60 days after each May 1, beginning with May 1, 2019, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA § 311(a) (but if no event described in TIA § 311(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 311(b). The Trustee shall also transmit all reports as required by TIA § 311(c).

The Issuer shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect and any collateral then securing the Notes shall be released (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1) either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.7 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a full redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or Affiliate has deposited or caused to be deposited with the Trustee or the Paying Agent in a manner that is not revocable by the Issuer or any of its Affiliates cash in U.S. dollars or U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee or the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors (if any) have paid all other sums then due and payable under this Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all its obligations under the Notes and this Indenture (with respect to such Notes) and have each Guarantor’s (if any) obligation discharged with respect to its Guarantee (if any) (“legal defeasance option”) and cure all then-existing Events of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi) and Section 4.1(b)(i)(D)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer), 6.1(vii) (with respect to Significant

Subsidiaries of the Issuer) and 6.1(viii) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of the applicable obligations of the Issuer being terminated.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer), 6.1(vii) (with respect to Significant Subsidiaries of the Issuer) or 6.1(viii).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 7.6, and 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2. Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits or causes to be deposited with the Trustee or Paying Agent cash in U.S. dollars or U.S. Government Obligations or a combination thereof in an amount that, in the opinion of a nationally recognized certified public accounting firm, is sufficient to pay the principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be; provided that if such redemption is made pursuant to Paragraph 6(b) of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note), then (x) the amount of money or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuer in good faith, and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Sections 6.1(v) or (vi) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(vi) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of the legal defeasance option only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law after the Issue Date); and

(vii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3. Application of Trust Money. The Trustee or Paying Agent, as applicable, shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4. Repayment to Issuer. Anything herein to the contrary notwithstanding, the Trustee or the Paying Agent, as applicable, shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee or Paying Agent, as applicable, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance option or covenant defeasance option, as applicable; provided that neither the Trustee nor the Paying Agent shall be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5. Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee and the Paying Agent against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor (if any) under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or the Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or any of the Guarantors (if any) has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor (if any), as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or the Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to this Indenture or a Guarantee to which it is a party) and the Trustee without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate delivered to the Trustee;

(ii) to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Guarantees or the Notes to the “Description of notes” in the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, as contemplated by Section 2.2;

(iii) to comply with Section 4.1;

(iv) to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be;

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(vi) (A) to add or release Guarantees in accordance with the terms of this Indenture with respect to the Notes or (B) to add additional co-issuers of the Notes to the extent it does not result in adverse tax consequences to the Holders;

(vii) to secure the Notes;

(viii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(ix) to make any change that does not adversely affect the rights of any Holder in any material respect upon delivery to the Trustee of an Officer’s Certificate certifying the absence of such adverse effect;

(x) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(xiii) to modify any notice period or notice procedure under the Minimum Liquidity Provision set forth in the Notes (but not, for the avoidance of doubt, any of the definitions set forth in Paragraph 1 of the form of Note set forth in Exhibit A hereto) in order to comply with the requirements of DTC, so long as such modification is not materially adverse to the Holders;

(xiv) to provide for or confirm the issuance of Additional Notes in accordance with this Indenture; or

(xv) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

No Opinion of counsel shall be required for the Trustee to execute any amendment or supplement entered into in connection with (x) adding a Guarantor or Guarantors (substantially in the form attached hereto as Exhibit E) or (y) releasing a Guarantor due to the release or discharge of the Indebtedness or guarantee that resulted in the grant of a Guarantee.

SECTION 9.2. With Consent of Holders.

(a) This Indenture, the Notes and the Guarantees (if any) may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including, for the avoidance of doubt, any increases thereof as the result of a PIK Payment, any PIK Notes and Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the holders of at least a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner that is different from and materially adverse relative to the manner in which such amendment or waiver affects other series of Notes, then the consent of the holders of at least a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required. However, without the consent of each Holder of a Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest or Additional Amounts, if any, on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes with respect to a nonpayment default by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 5.1 or Paragraph 6 of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note) (other than, in each case, any change to the notice periods with respect to such redemption) or Section 5.9 or Paragraph 7 of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note);

(vi) make any Note payable in money other than that stated in such Note;

(vii) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(ix) make the Notes or any Guarantee subordinated in right of payment to any other obligations; or

(x) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent as described in clauses (i) through (ix) above.

(b) The consent of the Holders shall not be necessary under this Section 9.2 to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment. For the avoidance of doubt, no amendment to, or deletion of, any of the covenants contained in Article III of this Indenture (other than Section 3.1) shall be deemed to impair or affect any rights of Holders of the Notes to receive payment of principal of, or premium, if any, or interest in respect of the Notes.

(c) Promptly after an amendment under this Section 9.2 becomes effective, the Issuer shall (or shall cause the Trustee, at the expense of and at the written request of the Issuer, to) mail or electronically deliver to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Issuer to deliver such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3. Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (x) of Section 9.2(a), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same debt as the consenting Holder’s Notes. Any amendment, other than an amendment that in the sole determination of the Trustee adversely affects the rights, duties, liabilities or immunities of the Trustee or a waiver, in each case, made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee, at the request of the Issuer, may require the Holder to deliver it to the Trustee. The Trustee, at the request of the Issuer, may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5. Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture and that all conditions precedent to such amendment required by this Indenture have been complied with and, in the case of the Opinion of Counsel, that such amendment, supplement or waiver is the legally valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement substantially in the form of Exhibit E adding a new Guarantor under this Indenture or releasing a Guarantee by a Guarantor pursuant to Section 10.2(b).

ARTICLE X

Guarantees

SECTION 10.1. Guarantees.

(a) To the extent any Restricted Subsidiary becomes a Guarantor pursuant to Section 3.11 or otherwise, subject to the provisions of this Article X, such Guarantor, (if any), hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder, to the extent lawful, and the Trustee, the full and punctual payment and performance when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor (or that would have accrued but for the filing of such petition or the commencement of such proceeding) whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor (if any) agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor (if any) waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor (if any) waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor (if any) further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor (if any) hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor (if any) herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer or of any other Guarantor; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor (if any) agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII. Each Guarantor (if any) further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor (or that would have accrued but for the filing of such petition or the commencement of such proceeding) whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor (if any) further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Guarantee.

(h) Each Guarantor (if any) also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

(i) Each Guarantor (if any) acknowledges and agrees that the Guarantee of such Guarantor will be a general senior obligation of such Guarantor and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and equal in right of payment with all existing and future obligations of such Guarantor that are not so subordinated.

(j) Neither the Issuer nor the Guarantors (if any) shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder (other than any Guarantor incorporated or formed in Canada) shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or the laws of the jurisdiction of organization of such Guarantor and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. Other than with respect to fraudulent transfer or conveyance and voidable preference, this Section 10.2(a) shall not apply to any Guarantor that is organized in a jurisdiction that is specifically addressed in Sections 10.7 through 10.14 below.

(b) A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) of (x) the Capital Stock of such Guarantor, if after such transaction the Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor if such sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) is made in compliance with this Indenture and so long as such Guarantor is also released, if applicable, from its guarantee of each Holdco Credit Agreement and its guarantee of each Certain Capital Markets Debt (if applicable);

(2) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4, Section 3.14 and the definition of “Unrestricted Subsidiary”;

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 3.11, the release or discharge of the guarantee by such Restricted Subsidiary (or the co-issuer or co-borrower obligation of such Restricted Subsidiary) of Indebtedness of the Issuer or the repayment of the Indebtedness or Disqualified Stock, in each case, that resulted in the obligation to guarantee the Notes (and the release, discharge or repayment of any other Indebtedness and Disqualified Stock that would require such Restricted Subsidiary to guarantee the Notes pursuant to Section 3.11), except if a release, discharge or repayment is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or direct obligation;

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if this Indenture is discharged (including through redemption or repurchase of all the Notes as a result of satisfaction and discharge or otherwise) in accordance with the terms of this Indenture;

(5) any such Guarantor becoming a Receivables Subsidiary or a Designated Non-Guarantor Subsidiary so long as such Guarantor is also released, if applicable, from its guarantee of each Holdco Credit Agreement and its guarantee of each Certain Capital Markets Debt; or

(6) upon the occurrence of a Covenant Suspension Event pursuant to Section 3.15.

If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

In the case of Section 10.2(b), to the extent the Issuer requests evidence of the release of a Guarantor through a supplemental indenture or amendment to this Indenture or other documentation, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

The release of a Guarantor from its Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3. Right of Contribution. Each Guarantor (if any) hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor (if any) that has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor (if any) shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

SECTION 10.5. [Reserved].

SECTION 10.6. Execution and Delivery.

(a) To evidence its Guarantee set forth in Section 10.1, each Guarantor (if any) hereby agrees that this Indenture (as supplemented by a supplemental indenture) shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) Each Guarantor (if any) hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors (if any).

(e) If required by Section 3.11, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 3.11 and this Article X, to the extent applicable.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1. Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Notices personally delivered will be deemed given at the time delivered by hand. Notices given by facsimile or email will be deemed given when receipt is acknowledged. Notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier and notices given to the Depositary shall be sufficiently given if given according to the applicable procedures of such Depositary. Any notice or communication shall be in writing and delivered in person, by facsimile or email or mailed by first-class mail addressed as follows:

if to the Issuer and/or any Guarantor:

Alpha 2 B.V.

Attn: the Directors

Strijkviertel 35-2

3454 PJ De Meern

The Netherlands

With copies to:

Latham & Watkins LLP

Attn: Jason Licht

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004-1304

P: (202) 637-2258

F: (202) 637-2201

E: jason.licht@lw.com

if to the Trustee:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

P: (203) 453-4130

F: (203) 453-1183

Attention: Alpha 2 B.V. Administrator

The Issuer, any Guarantor (if any) or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed to a Holder, such notice or communication shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee the following (except that (x) no Officer’s Certificate or Opinion of Counsel will be required in connection with the original issuance of the Initial Notes on the date hereof and (y) no Opinion of Counsel will be required in connection with the execution of any amendment or supplement adding a new Guarantor under this Indenture or the release of a Guarantor pursuant to Section 10.2(b) hereof):

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4. Currency Indemnity. The U.S. Dollar is the sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuer or any Guarantor (if any) under or in connection with the Notes, this Indenture and the Guarantees (if any), including damages. Any amount with respect to the Notes, this Indenture or the Guarantees (if any) received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Guarantor (if any) or otherwise by any Holder or by the Trustee or Paying Agent, in respect of any sum expressed to be due to it from the Issuer or any Guarantor (if any) will only constitute a discharge to the Issuer or such Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent under the Notes, the Issuer and each Guarantor (if any) will indemnify such recipient and/or the Trustee or Paying Agent against any loss sustained by it as a result. In any event, the Issuer and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and each Guarantor’s (if any) other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7. Governing Law. This Indenture, the Notes and the Guarantees (if any) shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8. Jurisdiction and Service. In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes and the Guarantees (if any), the Issuer and each Guarantor (if any) that is organized under laws other than the United States or a state thereof hereby (i) irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City, County and State of New York, United States (ii) consent that any such action or proceeding may be brought in such courts and waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same, (iii) designate and appoint Alpha US Bidco, Inc. as its authorized agent upon which process may be served in any such action or proceeding that may be instituted in any such court, and (iv) agree that service of any process, summons, notice or document by U.S. registered mail addressed to Alpha US Bidco, Inc., with written notice of said service to such Person at the address of Alpha US Bidco, Inc. , 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004-2505, shall be effective service of process for any such legal action or proceeding brought in any such court.

SECTION 12.9. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS (IF ANY) AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of equity interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.11. Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Agents in this Indenture shall bind its successors.

SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture.

SECTION 12.13. Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16. USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act, the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.18. TIA § 314(d) Not Applicable. For the avoidance of doubt, the Issuer and the Guarantors shall not be subject to TIA § 314(d).

ARTICLE XIII

Measuring Compliance

SECTION 13.1. Compliance in Connection with Certain Investments and Repayments.

(a) With respect to any (x) Investment or acquisition, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and (y) repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i) whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred in compliance with Section 3.3;

(ii) whether any Lien being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be incurred in accordance with Section 3.5 or the definition of “Permitted Liens”;

(iii) whether any other transaction undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness complies with the covenants or agreements contained in this Indenture or the Notes; and

(iv) any calculation of the ratios or financial metrics, including Fixed Charge Coverage Ratio, Consolidated Total Net Debt Ratio, Consolidated Senior Secured Net Debt Ratio, Specified Consolidated Total Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated Net Tangible Assets, Consolidated Total Assets and/or Pro Forma Cost Savings and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, the date that the definitive agreement for such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is entered into or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Agreement Date”), may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Issuer elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Fixed Charge Coverage Ratio, Consolidated Total Net Debt Ratio, Consolidated Senior Secured Net Debt Ratio, Specified Consolidated Total Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated Net Tangible Assets, Consolidated Total Assets and/or Pro Forma Cost Savings of the Issuer from the Transaction Agreement Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be Incurred and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered into and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness. Compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

(b) For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

ALPHA 2 B.V., as Issuer

By:	/s/ Cornelis Siemon Stigter
Name: Cornelis Siemon Stigter
Title: Director A

By:	/s/ Ingo Steinbeck
Name: Ingo Steinbeck
Title: Director B

[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to the Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Temporary Regulation S Legend, if applicable

Insert “This is a PIK Note”, if applicable

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). HOLDERS SHOULD CONTACT OUR CHIEF FINANCIAL OFFICER, VICE PRESIDENT-FINANCE AT ERASMUSSTRASSE 20, 10553 BERLIN, GERMANY FOR INFORMATION REGARDING: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

ALPHA 2 B.V.

8.750% / 9.500% Senior PIK Toggle Notes due 2023

[Initially] $____ plus any PIK Interest

added to the principal amount hereof

[If the Note is a Global Note, include the following:

and as such amount may otherwise be revised

by the Schedule of Increases or Decreases

in [Global Note][Temporary Regulation S Global Note]

CUSIP No. ___________

ISIN No. ___________

Certificate No. ___________

Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442, promises to pay to _________________, or registered assigns, the principal sum of ____________________ DOLLARS, plus any PIK Interest added to the principal amount hereof [If this Note is a Global Note, add the following: and as such amount may otherwise be revised by the Schedule of Increases or Decreases in [Global Note][Temporary Regulation S Global Note] attached hereto], on June 1, 2023 (the “Final Maturity Date”).

Interest Payment Dates: June 1 and December 1, commencing on December 1, 2018.

Record Dates: May 15 and November 15.

Additional provisions of this Note are set forth on the other side of this Note.

ALPHA 2 B.V., as Issuer

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By: _______________________________
Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

8.750% / 9.500% Senior PIK Toggle Notes due 2023

1. Interest

Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkete aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442 (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.750% per annum with respect to Cash Interest (as defined below) and 9.500% per annum with respect to PIK Interest (as defined below).

The Issuer shall pay interest semiannually in arrear on June 1 and December 1 of each year, with the first interest payment to be made on December 1, 2018.1 Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from May 30, 2018.2 The Issuer shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at 2% per annum in excess of the above rate and shall pay interest on overdue installments of interest at such higher rate to the extent lawful.

Except as provided in the immediately succeeding sentence and the definition of “Applicable Amount” or in the Minimum Liquidity Provision below, interest on the Notes shall be payable entirely in cash (“Cash Interest”). For any Interest Period after the initial Interest Period (other than the final Interest Period ending at Stated Maturity), if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period:

(a) is equal to or exceeds 75%, but is less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on up to 25% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes in a principal amount equal to such interest (in each case, “PIK Interest”);

(b) is equal to or exceeds 50%, but is less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on up to 50% of the then outstanding principal amount of the Notes as PIK Interest;

(c) is equal to or exceeds 25%, but is less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on up to 75% of the then outstanding principal amount of the Notes as PIK Interest; or

(d) is less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on up to 100% of the then outstanding principal amount of the Notes as PIK Interest.

After making the determination pursuant to the immediately preceding paragraph with respect to an Interest Period (the “Initial Interest Determination”), unless the Issuer is required to (or otherwise intends to) pay 100% in Cash Interest, the Issuer shall deliver a notice (the “Initial Interest Determination Notice”) to the Trustee no later than the date that is two Business Days prior to the commencement of

[1]	With respect to the Initial Notes.
[2]	With respect to the Initial Notes.

such Interest Period, which notice shall state the percentage of the outstanding principal amount of Notes with respect to which such interest shall be paid in the form of Cash Interest (the “Cash Interest Percentage”), the corresponding amount of such Cash Interest, the percentage of the outstanding principal amount of Notes with respect to which interest shall be paid in the form of PIK Interest (the “PIK Interest Percentage”) and the corresponding amount of such PIK Interest. The Trustee shall promptly deliver the same notice to the holders of record. If the Issuer does not deliver an Initial Interest Determination Notice to the Trustee with respect to any Interest Period on or prior to the date that is two Business Days prior to the commencement of such Interest Period, then the Initial Interest Determination with respect to such Interest Period shall be deemed to be 100% Cash Interest and 0% PIK Interest.

For any Interest Period after the initial Interest Period (other than the final Interest Period ending at Stated Maturity), notwithstanding the Initial Interest Determination made with respect to the applicable Interest Payment Date, if, as of the Subsequent Determination Date, the Pro Forma Liquidity Amount with respect to the applicable Interest Payment Date is less than the Minimum Liquidity Threshold, then the Issuer may, at its option, elect to increase the PIK Interest Percentage in respect of such Interest Payment Date (and correspondingly decrease the Cash Interest Percentage in respect of such Interest Payment Date) such that the Pro Forma Liquidity Amount, after giving effect to such changes in the PIK Interest Percentage and Cash Interest Percentage, is equal to or less than the Minimum Liquidity Threshold. If the Issuer is permitted to make such election and does so make such election, the Issuer shall deliver a notice to the Trustee and the Paying Agent on or prior to the date falling eight Business Days prior to the relevant Interest Payment Date, which notice shall (a) state that the Issuer is increasing the PIK Interest Percentage in respect of such Interest Payment Date and correspondingly decreasing the Cash Interest Percentage in respect of such Interest Payment Date from the corresponding percentages in the Initial Interest Determination, (b) state the amount of interest to be paid as PIK Interest and the amount of interest to be paid as Cash Interest and (c) certify that the Issuer is permitted to do so pursuant to the Minimum Liquidity Provision. The Trustee or the Paying Agent, as the case may be, shall promptly deliver the same notice to the Holders. Notwithstanding anything else in the Indenture or the Notes to the contrary, the Issuer may, at its option elect to pay Cash Interest even if it would be entitled to pay PIK Interest. In the event that the Issuer is not permitted to make such election or does not make such election on or prior to the date that is eight Business Days prior to the relevant Interest Payment Date, the Issuer shall be required to make payments of PIK Interest and Cash Interest in accordance with the Initial Interest Determination. This paragraph is herein referred to as the “Minimum Liquidity Provision”.

Except as provided in the Minimum Liquidity Provision, the insufficiency or lack of funds available to the Issuer to pay Cash Interest shall not permit the Issuer to pay PIK Interest in respect of any Interest Period and the sole right of the Issuer to elect to pay PIK Interest shall be as (and to the extent) provided in this Paragraph 1.

To the extent the Issuer is required to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Issuer shall and shall cause each of the Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of dividends or distributions (or loans or advances) to the Issuer so that the Issuer is able to pay such Cash Interest on such Interest Payment Date, provided that any such shareholder, corporate and other actions would not violate applicable law or cause a breach of any applicable contract.

Notwithstanding anything in the Indenture or this Note to the contrary, (x) interest for the first Interest Period commencing on the Issue Date shall be payable entirely in Cash Interest, (y) interest for the final Interest Period ending at the Final Maturity Date shall be payable entirely in Cash Interest and (z) the payment of accrued interest in connection with any redemption or repurchase of the Notes as described under Section 3.7, Section 3.9, Section 5.1 and Section 5.9 of the Indenture, will be made solely in cash.

If the Issuer pays a portion of the interest on the Notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

As used herein,

(1) “Applicable Amount” shall be the amount equal to the sum (without duplication) of,

(A) (i) the maximum amount of all dividends and distributions that, as of the applicable Determination Date, would be permitted to be paid in cash to the Issuer for the purpose of paying Cash Interest by all Restricted Subsidiaries (other than any Restricted Subsidiaries organized under the laws of the PRC) after giving effect to all corporate, shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distributions (to the extent such restrictions are permitted by the covenant described under Section 3.6 of the Indenture (including, without limitation, any restrictions and limitations in the Senior Credit Agreement, the Opco Notes Indenture, all other Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness), net of all taxes attributable solely to such dividend or distribution, if any, and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions; provided that the amount pursuant to this clause (A)(i) shall not include (a) the “Specified Sponsor Overfunding Amount” set forth in Section 7.05(7)(B) of the Senior Credit Agreement or the “Specified Sponsor Overfunding Amount” set forth in Section 3.4(b)(vii)(B) of the Opco Notes Indenture, or (b) any cash that cannot be dividended, distributed, loaned, advanced or otherwise transferred to the Issuer by the applicable Interest Payment Date without violating applicable law or resulting in material adverse tax consequences for the Issuer and its Restricted Subsidiaries (taking into account any tax credit or other net benefit actually realized in connection with such transfer that would not otherwise be realized), in each case as determined by the Issuer in good faith, less (ii) $10 million; provided, further that the amount pursuant to this clause (A) shall not be less than $0; plus

(B) (i) all cash and Cash Equivalents on hand at the Issuer as of such Determination Date (other than any cash and Cash Equivalents on hand at the Issuer that has been distributed to the Issuer and the distribution of which is conditioned upon such cash and Cash Equivalents being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to the Issuer solely for the purpose of paying taxes attributable to the Issuer’s consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions provided such restrictions are otherwise permitted by the covenant described under Section 3.6 of the Indenture (including, without limitation, any restrictions and limitations in the Senior Credit Agreement, the Opco Notes Indenture, all Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness)) less (ii) $10 million; provided that there shall be excluded from this clause (B) any net proceeds from the Initial Notes pending the final application of such proceeds in connection with the Transactions and any cash and Cash Equivalents on hand to be used for payment of Cash Interest on the Interest Payment Date next succeeding such Determination Date; provided, further that the amount pursuant to this clause (B) shall not be less than $0.

(2) “Average Liquidity Amount” shall mean, with respect to any Interest Payment Date, the average daily balance of the Liquidity Amount during the 30 calendar days commencing on the 45th calendar day immediately preceding the relevant Interest Payment Date.

(3) “Cash Interest Amount” shall mean, with respect to any Interest Payment Date, the amount of interest required to be paid on such Interest Payment Date in cash.

(4) “Determination Date” shall mean, with respect to each Interest Period, the fifth business day immediately prior to the first day of the relevant Interest Period.

(5) “Liquidity Amount” shall mean, on any day, the sum of (i) the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries (other than Restricted Subsidiaries organized under the laws of the PRC), provided that the amount pursuant to this clause (i) shall not be less than $0, plus (ii) the unused borrowing availability of the Issuer and its Restricted Subsidiaries under any revolving credit facilities, provided that the amount pursuant to this clause (ii) shall not be less than $0, in each case of clause (i) and (ii) calculated at 5:00 p.m. (GMT) on a consolidated basis.

(6) “Minimum Liquidity Threshold” means, as of any Subsequent Determination Date, the sum of (i) $100 million plus (ii) any amounts committed to be paid by the Issuer or any of its Restricted Subsidiaries as of such Subsequent Determination Date on acquisitions, Investments or capital expenditures that have not yet been paid and which are intended to be paid from cash or Cash Equivalents on hand.

(7) “Pro Forma Liquidity Amount” means, with respect to any Interest Payment Date, the Average Liquidity Amount with respect to such Interest Payment Date minus the Cash Interest Amount with respect to such Interest Payment Date.

(8) “Subsequent Determination Date” means, with respect to any Interest Payment Date, the 15th calendar day immediately preceding such Interest Payment Date.

2. Method of Payment

The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the Record Date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and Cash Interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or Cash Interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or Cash Interest. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and Cash Interest) shall be made by the Paying Agent by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all cash payments in respect of a Definitive Note (including principal, premium, if any, and Cash Interest) through the Paying Agent by (i) mailing a check to the registered address of each Holder thereof, or (ii) if a Holder has given wire instructions to the Issuer or the Paying Agent, by transfer of immediately available funds to the account(s) specified by such Holder.

If the Issuer is entitled to pay PIK Interest in respect of this Note, the Issuer may elect (subject to the restrictions contained in this Note), without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth under Section 3.3 of the Indenture), to pay the applicable amount of PIK Interest (in accordance with the requirements contained in this Note) for such Interest Period in respect of this Note on the Interest Payment Date in respect of such Interest Period by (i) increasing the outstanding principal amount of this Note by an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar), [with respect to Global Notes: and, upon receipt of a Company Order, an adjustment shall be made by the Trustee to reflect such increase in the [“Schedule of Increases or Decreases in Global Note”][“Schedule of Increases or Decreases in Temporary Regulation S Global Note”,]] or (ii) issuing PIK Notes under the Indenture on the same terms and conditions as this Note in an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar) (in each case of (i) and (ii), a “PIK Payment”).    Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the same date as the Notes in respect of which such PIK Payment was made as a payment of PIK Interest, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits of the Notes in respect of which such PIK Payment was made as a payment of PIK Interest. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Notes.

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 246 Goose Lane, Suite 105, Guilford, CT 06437 (“Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Issuer issued this Note under an Indenture dated as of May 30, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuer. This Note is one of the 8.750% / 9.500% Senior PIK Toggle Notes due 2023 referred to in the Indenture. The Notes include (i) $300,000,000 aggregate principal amount of the Issuer’s 8.750% / 9.500% Senior PIK Toggle Notes due 2023 issued under the Indenture on May 30, 2018 (herein called “Initial Notes”), any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Payments with respect thereto and (ii) if and when issued, additional Notes of the Issuer that may be issued from time to time under the Indenture subsequent to May 30, 2018 (herein called “Additional Notes”) including any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Payments with respect to such Additional Notes.

5. Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors (if any) have unconditionally Guaranteed (and future guarantors shall unconditionally Guarantee), jointly and severally, such obligations, subject to the limitations described in Article X of the Indenture.

On the Issue Date, no Guarantors Guarantee the Notes.

6. Optional Redemption

(a) On and after June 1, 20193, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on June 14 of the years set forth below:

Period	Redemption price
2019	102.000%
2020	101.000%
2021 and thereafter	100.000%

(b) At any time prior to June 1, 20195, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, to (but not including) the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(c) At any time and from time to time prior to June 1, 20196, upon notice as described in Section 5.4 of the Indenture, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time with an amount equal to the cash proceeds, less underwriting fees paid in cash, of one or more Equity Offerings, to the extent (in the case of an Equity Offering by a direct or indirect parent of the Issuer) that such cash proceeds are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer through an issuance of Capital Stock by the Issuer, in each case, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 102.00%, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date); provided, however, that for purposes of calculating the principal amount of the Notes able to be redeemed with such cash proceeds of such Equity Offering or Equity Offerings, such amount shall include only the principal amount of the Notes to be redeemed plus the premium on such Notes to be redeemed; provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated.

[3]	With respect to the Initial Notes.
[4]	With respect to the Initial Notes.
[5]	With respect to the Initial Notes.
[6]	With respect to the Initial Notes.

(d) At any time, the Issuer or a third party will have the right to redeem the Notes of any series at 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date) following the consummation of a Change of Control if at least 90% of the Notes of such series outstanding prior to such date of purchase are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

(f) Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The Redemption Date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the Holders.

(g) Unless the Issuer defaults in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h) Any redemption pursuant to this Paragraph 6 shall be made pursuant to the provisions of Article V of the Indenture.

7. Redemption for Taxation Reasons

The Issuer may redeem the Notes, at its option, in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the Tax Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date) and all Additional Amounts, if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise if the Issuer determines in good faith that, as a result of a Change in Tax Law, any Payor with respect to the Notes or a Guarantee is, or on the next date on which any amount would be payable in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such action would be reasonable, payment through another Payor).

In the case of any Payor, the Change in Tax Law with respect to a given Relevant Taxing Jurisdiction must be announced and become effective on or after the later of the Issue Date or the date a jurisdiction becomes a Relevant Taxing Jurisdiction. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to the publication, mailing or delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (1) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied (including that the obligation to pay such Additional Amounts cannot be avoided by the Payor taking reasonable measures available to it) and (2) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of the Indenture.

8. Change of Control; Asset Sales

(a) Upon the occurrence of a Change of Control, the Issuer will be required to make a Change of Control Offer in accordance with Section 3.9 of the Indenture.

(b) The Issuer will be required to make an Asset Sale Offer in accordance with Section 3.7 of the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of principal amount of $200,000 and whole multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or the Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer irrevocably deposits in trust with the Trustee or Paying Agent money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

The Indenture and the Notes may be amended or waived as set forth in Article IX of the Indenture.

14. Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

15. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee.

16. No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator or holder of any equity interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

19. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

20. Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

21. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ____________agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________	Your Signature: __________________

Signature Guarantee: _________________________

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[INSERT IN EACH GLOBAL NOTE (OTHER THAN ANY TEMPORARY REGULATION S GLOBAL NOTE):]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, or increase (including for PIK Payments) or decrease in the principal amount of this Global Note have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

[INSERT IN EACH TEMPORARY REGULATION S GLOBAL NOTE:]

SCHEDULE OF INCREASES OR DECREASES IN TEMPORARY

REGULATION S GLOBAL NOTE

The initial outstanding principal amount this Temporary Regulation S Global Note is $___________. The following exchanges of a part of this Temporary Regulation S Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Temporary Regulation S Global Note, or increase (including for PIK Payments) or decrease in the principal amount this Temporary Regulation S Global Note have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐ 3.7	☐ 3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $200,000 or integral multiples of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Alpha 2 B.V.

Attn: the Directors

Strijkviertel 35-2

3454 PJ De Meern

The Netherlands

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Alpha 2 B.V. Administrator

Email: jodonnell@wilmingtontrust.com

Re: 8.750% / 9.500% Senior PIK Toggle Notes due 2023

Reference is hereby made to the Indenture, dated as of May 30, 2018 (the “Indenture”), between Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442 and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____ in such Note[s] or interests (the “Transfer”), to ___________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐

Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐

Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐

Check and complete if Transferee shall take delivery of a beneficial interest in the IAI Global Note or an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐	such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐

such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐	Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐

Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐

Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐

Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	IAI Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee shall hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

		(iv)	☐	IAI Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Alpha 2 B.V.

Attn: the Directors

Strijkviertel 35-2

3454 PJ De Meern

The Netherlands

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Alpha 2 B.V. Administrator

Email: jodonnell@wilmingtontrust.com

Re: 8.750% / 9.500% Senior PIK Toggle Notes due 2023

(CUSIP [                ])

Reference is hereby made to the Indenture, dated as of May 30, 2018 (the “Indenture”), between Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkete aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442 (the “Issuer”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note, _ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Alpha 2 B.V.

Attn: the Directors

Strijkviertel 35-2

3454 PJ De Meern

The Netherlands

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Alpha 2 B.V. Administrator

Email: jodonnell@wilmingtontrust.com

Re: 8.750% / 9.500% Senior PIK Toggle Notes due 2023

Reference is hereby made to the Indenture, dated as of May 30, 2018 (the “Indenture”), between Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkete aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442 (the “Issuer”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)        ☐ a beneficial interest in a Global Note, or

(b)        ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the

D-1

time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we shall be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

THIS [●] SUPPLEMENTAL INDENTURE, dated as of [●], 20[●] (this “Supplemental Indenture”), is by and between Alpha 2 B.V., a private company with limited liability (besloten vennootschap met beperkete aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in De Meern and registered with the Dutch chamber of commerce under number 66937442 (the “Issuer”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to an indenture dated as of May 30, 2018 (as amended and supplemented, the “Indenture”), providing for the issuance of the Issuer’s 8.750%/9.500% Senior PIK Toggle Notes due 2023 (the “Notes”);

WHEREAS, Section 3.11 – Future Guarantors of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 – Amendments Without Consent of Holders of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Guarantors hereby (x) becomes a party to the Indenture as a Guarantor, (y) unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X – Guarantees of the Indenture and (z) agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in either of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or the New Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Notices. For purposes of Section 12.1 – Notices of the Indenture, the address for notices to the Issuer and the Guarantors shall be:

Alpha 2 B.V.

Attn: the Directors

Strijkviertel 35-2

3454 PJ De Meern

The Netherlands

With copies to:

Latham & Watkins LLP

Attn: Jason Licht

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004-1304

P: (202) 637-2258

F: (202) 637-2201

E: jason.licht@lw.com

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the New Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ALPHA 2 B.V., as Issuer

By:
Name: [ ]
Title: [ ]

By:
Name:
Title:

[•], as a New Guarantor

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name: [ ]
Title: [ ]

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